UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Continental Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 29, 2008

To Our Stockholders:

On behalf of our Board of Directors, we are pleased to invite you to attend the Continental Airlines, Inc. 2008 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Crowne Plaza Hotel, 1700 Smith Street, Houston, Texas on Wednesday, June 11, 2008, at 10:00 a.m., local time. At the meeting, our stockholders will act on the matters described in the attached proxy statement and there will be an opportunity to discuss other matters of interest to you as a stockholder. We also intend to discuss our accomplishments during 2007.

We have elected to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the internet. We believe that these new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Your vote is important. Even if you plan to attend the meeting in person, please authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached proxy statement and the notice of internet availability you received in the mail. Alternatively, if you received printed proxy materials, you may vote your shares by internet, telephone or mail pursuant to the instructions included on the proxy card or voting instruction card. We look forward to seeing you in Houston.

Cordially,

Larry Kellner
Chairman and
Chief Executive Officer

Jeff Smisek
President

CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2008

The 2008 annual meeting of stockholders of Continental Airlines, Inc. will be held at The Crowne Plaza Hotel, 1700 Smith Street, Houston, Texas on Wednesday, June 11, 2008, at 10:00 a.m., local time, for the following purposes:

1. To elect ten directors to serve until the next annual meeting of stockholders;

2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the company and its subsidiaries for the fiscal year ended December 31, 2008;

3. To consider and act upon three stockholder proposals, if properly presented at the meeting; and

4. To consider and act upon any other matters that may properly come before the meeting or any postponement or adjournment thereof.

The holders of record of the company’s common stock at the close of business on April 15, 2008 are entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination, during ordinary business hours, for ten days before the meeting at our principal place of business, 1600 Smith Street, Houston, Texas.

Jennifer L. Vogel
Secretary

Houston, Texas
April 29, 2008

Even if you plan to attend the meeting in person, please authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached proxy statement and the notice of internet availability you received in the mail. Alternatively, if you received printed proxy materials, you may vote your shares by internet, telephone or mail pursuant to the instructions included on the proxy card or voting instruction card. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 11, 2008. The company’s notice of annual meeting and proxy statement and 2007 annual report to stockholders are available on the internet at www.proxyvote.com.

i

ii

CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2008

THE MEETING

Purpose, Place, Date and Time

We are providing this proxy statement to you in connection with the solicitation on behalf of Continental’s board of directors, which we refer to as the “board,” of proxies to be voted at the company’s 2008 annual meeting of stockholders or any postponement or adjournment of that meeting. The meeting will be held at The Crowne Plaza Hotel, 1700 Smith Street, Houston, Texas on Wednesday, June 11, 2008, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2008 Annual Meeting of Stockholders, which we refer to as the “Meeting Notice.”

“Notice and Access” — Internet Availability of Proxy Materials

We have elected to take advantage of the new “Notice and Access” rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), which allow public companies to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide internet access to the proxy materials and annual reports to security holders.

Accordingly, on or about April 30, 2008, we will begin mailing to our stockholders of record a “Notice of Internet Availability of Proxy Materials,” which we refer to as the “Notice of Internet Availability,” except for stockholders who indicated on their proxy cards for our 2007 annual meeting of stockholders their preference to receive a full, printed set of materials for future meetings, to whom we will then begin mailing the requested set of printed materials. The Notice of Internet Availability will include instructions on accessing and reviewing our proxy materials and our 2007 annual report to stockholders on the internet, and will provide instructions on submitting a proxy on the internet.

At the time we begin mailing our Notice of Internet Availability, we will also first make available on the internet at www.proxyvote.com our notice of annual meeting and proxy statement and our 2007 annual report to stockholders. Any stockholder may also request a printed copy of these materials by any of the following methods:

•	internet at www.proxyvote.com,

•	e-mail at sendmaterial@proxyvote.com, or

•	telephone at 1-800-579-1639.

Pursuant to the SEC’s rules, our 2007 annual report to stockholders, which includes our audited consolidated financial statements, is not considered a part of, or incorporated by reference in, the proxy solicitation materials.

Record Date; Stockholders Entitled to Vote

Stockholders with shares registered in their names with Mellon Investor Services LLC, Continental’s transfer agent and registrar, are referred to as “stockholders of record.” Stockholders of record at the close of business on April 15, 2008, the “record date,” are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting. Stockholders with shares held in an account at a broker, bank, trust or other nominee are considered the “beneficial owner” of shares held in “street name,” and are entitled to direct their brokers, banks, trustees or other nominees on how to vote their shares.

At the close of business on the record date, Continental had outstanding 98,740,905 shares of Class B common stock, which we refer to as “common stock,” and one share of Series B Preferred Stock, held by Northwest Airlines, Inc., or “Northwest.” Subject to certain limitations on voting by non-U.S. citizens as described below, each share of our common stock is entitled to one vote. The share of Series B Preferred Stock held by Northwest, which is no longer outstanding following our redemption of the stock on April 17, 2008, is not entitled to vote with respect to the matters set forth in the accompanying Meeting Notice.

Restrictions on Voting by Non-U.S. Citizens

Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as Continental may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and Continental itself must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each of whose partners is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation determines, on a case-by-case basis, whether an air carrier is effectively owned and controlled by citizens of the United States.

In order to comply with these rules, our Amended and Restated Certificate of Incorporation provides that persons who are not U.S. citizens may not vote shares of our capital stock unless the shares are registered on a separate stock record maintained by us. A foreign holder wishing to register on this separate stock record should send us a written request for registration identifying the full name and address of the holder, the holder’s citizenship, the total number of shares held and the nature of such ownership (i.e., record or beneficial). Such requests should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. We will not register shares on this record if the amount registered would cause us to violate the foreign ownership rules or adversely affect our operating certificates or authorities. Registration on this record is made in chronological order based on the date we receive a written request for registration. As of the record date, shares registered on this record comprised less than 25% of our voting stock.

Quorum

A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of stock entitled to vote at the meeting, either present in person or represented by proxy.

Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as will broker non-votes. A “broker non-vote” occurs under the rules of the New York Stock Exchange, or “NYSE,” when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given. Under these NYSE rules, if you do not provide timely voting instructions to a broker, bank, trust or other nominee that holds your shares of record, that institution will be prohibited from voting on the stockholder proposal related to political activities (Proposal 3), on the stockholder proposal related to allowing holders of 10% of the common stock to call special meetings (Proposal 4), or on the stockholder proposal related to stockholder approval of certain severance agreements (Proposal 5), but will be permitted to vote in its discretion with respect to the election of directors (Proposal 1) and the proposal to ratify the appointment of the independent registered public accounting firm (Proposal 2).

Vote Required for Proposal 1: Election of Directors

Directors will be elected by a plurality of the votes cast at the meeting for directors by the holders of common stock entitled to vote thereon.

In the vote to elect directors, stockholders may:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

Pursuant to our director resignation policy, if any of our director nominees receives more “withhold” votes than votes “for” his or her re-election, our board (or a committee designated by our board) will be required to consider whether to accept the director’s previously tendered conditional resignation. For further discussion of this policy, please see “Corporate Governance — Corporate Governance Guidelines — Director Resignation Policy” below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Vote Required for Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm will require approval by a majority of the votes cast at the meeting on Proposal 2 by the holders of common stock entitled to vote thereon. Abstentions are not treated as votes cast and thus will not affect the outcome of the proposal.

In the vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Vote Required for Proposal 3: Stockholder Proposal Related to Political Activities

The stockholder proposal related to political activities scheduled to be presented at the meeting will require approval by a majority of the votes cast at the meeting on Proposal 3 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

In the vote on this stockholder proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL RELATED TO POLITICAL ACTIVITIES.

Vote Required for Proposal 4: Stockholder Proposal Related to Allowing Holders of 10% of the Common Stock to Call Special Meetings

The stockholder proposal related to allowing holders of 10% of the common stock to call special meetings of stockholders scheduled to be presented at the meeting will require approval by a majority of the votes cast at the meeting on Proposal 4 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

In the vote on this stockholder proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL RELATED TO ALLOWING HOLDERS OF 10% OF THE COMMON STOCK TO CALL SPECIAL MEETINGS.

Vote Required for Proposal 5: Stockholder Proposal Related to Stockholder Approval of Certain Severance Agreements

The stockholder proposal related to stockholder approval of certain severance agreements scheduled to be presented at the meeting will require approval by a majority of the votes cast at the meeting on Proposal 5 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

In the vote on this stockholder proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL RELATED TO STOCKHOLDER APPROVAL OF CERTAIN SEVERANCE AGREEMENTS.

Voting in Person at the Annual Meeting

Stockholders of record are entitled to vote their shares held “of record” in person at the meeting and at any postponement or adjournment of the meeting. A ballot will be provided to any stockholder of record upon request at the meeting. A stockholder beneficially holding shares in street name may only vote those shares in person at the meeting if the stockholder obtains a legal proxy from the broker, bank, trustee or other nominee that holds the shares of record giving the beneficial stockholder the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your vote in advance of the meeting as described below to ensure that your vote will be counted if you later decide not to attend. Please see “Other Matters — Directions to our Meeting” below for directions to the annual meeting site.

Voting in Advance of the Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. The internet and telephone proxy procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of Record.  If you hold shares of record, you may vote by proxy over the internet by following the instructions provided in the Notice of Internet Availability or, if you received printed proxy materials, you may also vote by internet, telephone or mail pursuant to the instructions included on the proxy card. Proxies submitted through Broadridge Financial Solutions, Inc. by internet or telephone must be received by 11:59 p.m. eastern time on June 10, 2008. The giving of such proxy will not affect your right to vote in person if you decide to attend the meeting.

Beneficial Holders.  If you hold shares beneficially in street name, you may direct the voting of those shares over the internet by following the instructions provided in the Notice of Internet Availability or, if you received printed proxy materials, you may also vote by internet, telephone or mail pursuant to the instructions included on the voting instruction card provided to you by your broker, bank, trustee or other nominee. Votes directed by internet or telephone must be received by 11:59 p.m. eastern time on June 10, 2008. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a legal proxy as described above under “— Voting in Person at the Annual Meeting.”

Revocation of Proxies

If you are the record holder of your shares, you may revoke your proxy before it is exercised at the meeting in any of three ways:

•	by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

•	by timely submitting another proxy via the internet or, if you received a proxy card, by telephone or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting.

If you are not the record holder of your shares, you may revoke your proxy before it is exercised at the meeting by either:

•	timely submitting new voting instructions to the broker, bank, trustee or other nominee following the instructions they provided; or

•	voting in person at the meeting, provided you have a legal proxy from the holder of record.

Expenses of Solicitation

Continental will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, we may also solicit proxies by internet, telephone, fax or in person. None of our regular employees or directors who engage in solicitation will receive additional compensation for that solicitation. In addition, we have retained Georgeson Inc. to assist in the solicitation of proxies for a fee estimated not to exceed $7,500 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of our Notice of Internet Availability or, as applicable, printed proxy materials to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

We will promptly deliver to any stockholder who received a householded mailing this year, upon receipt of the stockholder’s written or oral request, additional copies of our Notice of Internet Availability or, as applicable, printed proxy materials. If you received a householded mailing this year and you would like to request additional copies, or if you would like to opt out of this practice for future mailings, please submit your request to our Secretary in writing at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607 or call us at (713) 324-5152. Additionally, if you share the same last name and address with one or more other stockholders and you received multiple copies of the Notice of Internet Availability or, as applicable, printed proxy materials, you may contact us in the manner described above to request a single copy in the future.

Other Matters To Be Acted on at the Annual Meeting

We will not act on any matters at the meeting other than those indicated on the Meeting Notice, other matters that may properly come before the meeting and procedural matters related to the meeting.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

We have one class of securities outstanding that is entitled to vote on the matters to be considered at the meeting, Class B common stock, which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described above. The following table sets forth, as of the dates indicated below, information with respect to persons owning beneficially (to our knowledge) more than five percent of any class of our voting securities.

	Beneficial
	Ownership
	of Class B		Percent of
Name and Address of Beneficial Holder	Common Stock		Class

FMR LLC	14,278,980	(1)	14.55%
82 Devonshire Street Boston, MA 02109
AXA Financial, Inc.	9,665,915	(2)	9.8%
1290 Avenue of the Americas New York, NY 10104
Capital World Investors	5,650,000	(3)	5.8%
333 South Hope Street Los Angeles, CA 90071
BlackRock, Inc.	5,545,612	(4)	5.65%
40 East 52nd Street New York, NY 10022

(1)	According to an amendment to Schedule 13G filed with the SEC on February 11, 2008, FMR LLC (“FMR”), the parent holding company of Fidelity Management and Research Company (“Fidelity”), and Mr. Edward C. Johnson 3d (“Mr. Johnson”), Chairman of FMR, reported that they may be deemed to beneficially own the shares reported in the table. FMR reported sole voting power with respect to 975,200 shares and sole dispositive power with respect to 14,278,980 shares, and Mr. Johnson reported sole dispositive power with respect to 14,278,980 shares. The amendment also reported that (i) the sole dispositive power of FMR and Mr. Johnson includes the sole power to dispose of 13,288,580 shares beneficially owned directly by various investment companies for which Fidelity acts as an investment adviser (the “Fidelity Funds”) and (ii) Fidelity exercises the sole power to vote the shares beneficially owned directly by the Fidelity Funds pursuant to written guidelines established by the board of trustees of each Fidelity Fund.

(2)	According to an amendment to Schedule 13G filed with the SEC on February 14, 2008, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”); AXA and AXA Financial, Inc. (“AXA Financial”) reported that they may be deemed to beneficially own all of the shares reported in the table. Each of these entities reported sole voting power with respect to 7,236,181 shares, shared voting power with respect to 4,814 shares, sole dispositive power with respect to 9,665,876 shares and shared dispositive power with respect to 39 shares. These entities also reported that (i) AllianceBernstein L.P., a subsidiary of AXA Financial and an investment advisor holding shares acquired solely for investment purposes on behalf of client discretionary investment advisory accounts, has sole voting power with respect to 7,127,801 shares, shared voting power with respect to 4,814 shares, sole dispositive power with respect to 9,519,416 shares and shared dispositive power with respect to 39 shares, and (ii) AXA Equitable Life Insurance Company, a subsidiary of AXA Financial, has sole voting power with respect to 108,380 shares and sole dispositive power with respect to 146,460 shares. The address for each of the Mutuelles AXA is 26, rue Drouot, 75009 Paris, France, and the address for AXA is 25, avenue Matignon, 75008 Paris, France.

(3)	According to a Schedule 13G filed with the SEC on February 11, 2008, Capital World Investors (“CWI”), a registered investment adviser and a division of Capital Research and Management Company (“CRMC”), reported that it may be deemed to be the beneficial owner of the shares reflected in the table as a result of CRMC acting as an investment adviser to various investment companies. CWI reported that it has sole voting power with respect to 2,250,000 shares and sole dispositive power with respect to 5,650,000 shares.

(4)	According to an amendment to Schedule 13G filed with the SEC on February 8, 2008, BlackRock, Inc. (“BlackRock”), a registered investment adviser, reported that it may be deemed to be the beneficial owner of the shares reflected in the table as a result of acting as an investment adviser and parent holding company for a number of investment management subsidiaries. BlackRock reported that it has shared voting and dispositive power with respect to all 5,545,612 shares, does not have sole voting or dispositive power with respect to any of such shares, and that such shares are held by the following investment advisor subsidiaries: BlackRock Advisors LLC, BlackRock Financial Management, Inc., BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd, BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Investment Management UK Ltd and State Street Research & Management Co.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of April 15, 2008, the number of shares of common stock beneficially owned by each individual who served as a director in 2007, each executive officer named below in the Summary Compensation Table, and all of our executive officers and directors as a group.

	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owners	Ownership(1)		Class

Thomas J. Barrack, Jr.(2)	40,000	(3)	*
Kirbyjon H. Caldwell	20,288	(4)	*
James E. Compton	3,379		*
Lawrence W. Kellner	22,689	(5)	*
Douglas H. McCorkindale	66,000	(6)	*
Henry L. Meyer III	25,000	(7)	*
Jeffrey J. Misner	9,200		*
Mark J. Moran	9,525	(8)	*
Oscar Munoz	15,000	(9)	*
George G. C. Parker	36,400	(10)	*
Jeffery A. Smisek	14,383		*
Karen Hastie Williams	41,000	(11)	*
Ronald B. Woodard	5,000	(9)	*
Charles A. Yamarone	45,000	(9)	*
All executive officers and directors as a group (15 persons)	365,896	(12)	*

*	Less than 1%

(1)	The persons listed have the sole power to vote and dispose of the shares beneficially owned by them, except as otherwise indicated. Each member of our board is required to beneficially hold at least 1,000 shares of our common stock, including shares the director can acquire within 60 days through the exercise of stock options. All of our directors are in compliance with this requirement as of April 15, 2008, as indicated in the table above. For discussion of the minimum ownership guidelines for our named executive officers, please see “Corporate Governance — Corporate Governance Guidelines — Minimum Stock Ownership” below.

(2)	Mr. Barrack retired from our board in September 2007.

(3)	Includes 35,000 shares subject to stock options that are exercisable within 60 days of April 15, 2008 (“Exercisable Options”).

(4)	Includes 20,000 Exercisable Options.

(5)	Includes 200 shares owned by a relative of Mr. Kellner, as to which shares Mr. Kellner shares dispositive power but disclaims beneficial ownership.

(6)	Includes 45,000 Exercisable Options.

(7)	Includes 20,000 Exercisable Options.

(8)	Includes 6,375 Exercisable Options.

(9)	Consists of shares subject to Exercisable Options.

(10)	Includes 35,000 Exercisable Options.

(11)	Includes 40,000 Exercisable Options.

(12)	Includes 273,875 Exercisable Options.

CORPORATE GOVERNANCE

We are committed to high standards of corporate governance and to conducting our business ethically and with integrity and professionalism. In furtherance of these commitments, our board has adopted Corporate Governance Guidelines developed and recommended by the Corporate Governance Committee of our board, which we refer to as our “Guidelines,” and enhanced our ethics and compliance program through the adoption of Ethics and Compliance Guidelines for our employees and directors. The Guidelines, together with our bylaws, the charters of each of our board committees and the Ethics and Compliance Guidelines, provide the framework for the corporate governance at Continental. A complete copy of each of these documents may be obtained in the “Investor Relations” section of our internet website under the “Corporate Governance” link at www.continental.com, and we will furnish printed copies of these documents to interested security holders without charge, upon request. Written requests for such copies should be addressed to: Continental Airlines, Inc., Attention: Secretary, P.O. Box 4607, Houston, Texas 77210-4607.

Corporate Governance Guidelines

Our board adopted our initial Guidelines in February 2003 upon the recommendation of the Corporate Governance Committee. Since that time, our board, which monitors developments in the laws, regulations and best practices relating to corporate governance and compliance, has amended the Guidelines on a number of occasions to reflect such developments. The current Guidelines provide for the governance practices described below.

Independence.  Our Guidelines require that a majority of our board be “independent” under the criteria for independence established by the NYSE. Our board is responsible for affirmatively determining whether each director nominee satisfies all applicable independence criteria for service on the board or any committee of the board. Please see “— Director Independence” below for a discussion of our board’s independence determinations with respect to our ten current director nominees and one director who retired from our board in September 2007.

Limitation on Board Service.  None of our directors is permitted to serve on the board of directors of more than two other public companies if the director is employed on a full-time basis, or four other public companies if the director is employed on less than a full-time basis. For determining the number of boards of directors on which a director serves, our Guidelines exclude service on the board of directors of a charitable, philanthropic or non-profit organization, as well as service on the board of the director’s principal employer. Further, a director’s service on the board of directors of two or more affiliated companies that hold joint or concurrent board meetings will be considered service on only one other board.

Occupational Changes.  If a director experiences either a termination of his or her principal employment or position, or a material decrease in responsibilities with respect to that employment or position, the director is required to submit his or her offer to resign to the chair of the Corporate Governance Committee. The committee will then review the circumstances surrounding the employment change and such other matters as it deems appropriate and make a recommendation to our board concerning acceptance or rejection of the director’s offer to resign. Our board will then make the final determination concerning whether to accept or reject the director’s offer to resign.

Minimum Stock Ownership.  Subject to a one-year transition period for newly-elected directors, each of our directors is required to beneficially own at least 1,000 shares of our common stock, our chief executive officer, or “CEO,” and our president are each required to beneficially own at least 5,000 shares, and our executive vice presidents are each required to beneficially own at least 2,000 shares. A director’s or executive officer’s holdings of restricted stock or stock options exercisable within 60 days are included when determining whether the individual beneficially owns a sufficient number of shares.

Presiding Director.  Pursuant to our Guidelines, the chair of the Executive Committee of our board, who will at all times be a non-management member of our board, also serves as the presiding director for executive sessions of our non-management directors. Stockholders or other interested parties may communicate with our non-management directors through correspondence directed to the presiding director. Please see “— Communications with the Board of Directors” below for instructions on how to contact the presiding director.

Director Resignation Policy.  Under our director resignation policy, each of our incumbent directors must submit a conditional, irrevocable resignation letter in the form approved by our board before our board will nominate the director for re-election. The current form of resignation letter approved by our board provides that the resignation will only be effective if:

•	the director receives more “withhold” votes than votes “for” his or her re-election in an uncontested election of directors; and

•	our board (or a designated committee) accepts the resignation.

If an incumbent director does not receive the vote for re-election specified in his or her conditional resignation letter in an uncontested election of directors, our board (or a committee designated by our board) shall, no later than 60 days after certification of the election results, consider the attendant circumstances and any other factors it deems relevant and determine whether to accept the director’s resignation.

In accordance with our bylaws, Delaware corporate law and the form resignation letter approved by our board, the resignation letter cannot be revoked or withdrawn while this director resignation policy is in effect.

Each of the nominated directors has submitted his or her conditional, irrevocable letter of resignation as required by the policy. The conditional, irrevocable resignation approved by our board for Larry Kellner, our Chairman of the Board and CEO, includes an acknowledgement that our board’s acceptance of his resignation under the circumstances described above would trigger Mr. Kellner’s right under his employment agreement with us to resign for “Good Reason” and receive certain severance benefits. For a discussion of Mr. Kellner’s severance benefits following his resignation for Good Reason, please see “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Director Conflicts of Interest.  Our Guidelines provide procedures for any director believing that he or she may have an actual or perceived conflict of interest, or any senior executive or director who believes another director may have such a conflict, to report the conflict to the chair of the Corporate Governance Committee, who is responsible for reviewing the director’s conflict to determine the appropriate course of action. The committee chair’s determination is subject to ratification by the Corporate Governance Committee. Any waiver of the these obligations may only be made by the Corporate Governance Committee and must be promptly disclosed to our stockholders.

Board and Committee Performance Reviews.  The Corporate Governance Committee is required to review the performance of our board and each committee on an annual basis, and the Corporate Governance Committee may consider the results of these reviews when making recommendations to the board concerning the slate of director nominees or the board committee assignments.

Right to Amend.  Our board has the authority to amend and/or restate the Guidelines, including any or all of these governance practices, from time to time in its sole discretion without stockholder approval.

Bylaws, Committee Charters and Other Policies

In addition to those established by our Guidelines, our bylaws, the charters of our board committees and our other company policies provide for the following significant corporate governance practices:

•	All of the members of our board are elected annually by our stockholders.

•	Only independent directors are permitted to serve on our Audit Committee, Corporate Governance Committee or Human Resources Committee.

•	The board and each committee has the authority to retain outside consultants or advisors as the directors deem necessary or appropriate.

•	Stockholders beneficially owning a majority of our outstanding common stock may call a special meeting of the stockholders.

•	Stockholders may act by written consent without a stockholder meeting.

•	Members of our board, our “Section 16 Officers” (defined below under “Standing Committees of the Board of Directors — Human Resources Committee”) and our senior vice presidents are only permitted to buy or sell common stock and other company securities during an open trading window after consulting with our General Counsel.

Ethics and Compliance Program

In 2007, our board implemented enhancements to our broad-based ethics and compliance program, including the adoption of our Ethics and Compliance Guidelines. These guidelines apply to all of our co-workers, as well as our non-management directors, and serve as the centerpiece for our enhanced ethics and compliance program. These guidelines promote ethical conduct, good judgment and compliance with laws and our corporate policies. Another key aspect of the enhanced ethics and compliance program involved the establishment of a corporate Ethics and Compliance Committee, led by our General Counsel and Chief Compliance Officer, that promotes awareness and understanding of our program, periodically reviews and evaluates our program and the guidelines, and helps to ensure that our program continues to meet our corporate obligations and standards.

Director Independence

Our board determines the independence of each director through application of the director independence tests required by Section 303A of the NYSE Listed Company Manual and, for members of the Audit Committee, the additional independence tests required by Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Our board has applied these independence tests to our ten nominees and Mr. Thomas J. Barrack, who retired from our board in September 2007, and determined that (1) each of the nominees for our board, other than Messrs. Kellner and Smisek (eight of the ten total nominees), and Mr. Barrack is “independent” under the applicable standards and (2) each of the nominees for our board qualifies for service on each board committee on which such director currently serves. Please see “Proposal 1: Election of Directors — Director Biographical Summaries” below for a list of all ten nominees for our board, together with biographical summaries including each nominee’s current committee memberships and business experience.

In making these independence determinations, the board considered the transactions and relationships between the directors (or members of their immediate families) and the company and its subsidiaries described below:

•	Mr. Meyer. Mr. Meyer has served as the Chairman, President and CEO of KeyCorp, one of the nation’s largest bank-based financial services companies and the parent company of KeyBank, since May 2001. We receive payments from KeyCorp in exchange for providing air transportation services to its employees. We also receive payments from KeyBank in connection with its debit card program, launched in 2003, which is co-branded with us. Further, we lease certain ground equipment from KeyBank’s leasing division. During each of the past three years, our aggregate payments to KeyCorp and KeyBank, as well as their aggregate payments to us, in each case represented less than 1/4th of 1% of the consolidated gross revenues of the payee, and less than 1/4th of 1% of the total expenses of the payor. Our board has reviewed these arrangements and determined that they are not material to Mr. Meyer and do not impair his independence.

•	Ms. Williams. In 2005, Ms. Williams retired as a partner of Crowell & Moring LLP, a law firm that has provided services to us and our subsidiaries for many years. Ms. Williams continues to work on a part-time basis for Crowell & Moring LLP as Senior Counsel. Ms. Williams does not personally provide any legal services to Continental or its subsidiaries and has no individual interest in the fees we pay to Crowell & Moring LLP. Our fee arrangement with Crowell & Moring LLP is negotiated on the same basis as our arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees we pay to Crowell & Moring LLP are comparable to those we pay to other law firms for similar services. During each of the past three years, our aggregate payments to Crowell & Moring LLP represented less than 1/100th of 1% of our total operating expenses and did not exceed 1/2 of 1% of Crowell & Moring LLP’s gross revenues. Our board has reviewed this arrangement and determined that it is not material to Ms. Williams and does not impair her independence.

•	Mr. Woodard. Mr. Woodard serves on the board of directors of AAR Corp., a leading provider of products and services to the global aerospace and defense industry. AAR Corp. is a supplier of parts and repair services to us and has an ownership interest in an aircraft leased by us. During each of the past three years, our lease payments relating to aircraft and equipment leased from AAR Corp., together with amounts paid in consideration of parts and repairs, amounted to less than 1/10th of 1% of our total operating expenses and less than 1/2 of 1% of AAR Corp.’s consolidated gross revenues. Our board has reviewed these arrangements and determined that they are not material to Mr. Woodard and do not impair his independence.

The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, the board affirmatively determined, based on its understanding of such transactions and relationships, that, with the exception of Messrs. Kellner and Smisek, none of the directors nominated for election at the meeting, nor Mr. Barrack, has any material relationships with the company or its subsidiaries, and that all such current and former directors are independent of the company under the applicable standards set forth by the NYSE and SEC. Messrs. Kellner and Smisek are not independent because of their employment as executives of the company.

Board of Directors Meetings

Regular meetings of our board are generally held four times per year, and special meetings are scheduled when required. The board held five meetings in 2007. During 2007, each of our current directors attended at least 75% of the sum of the total number of meetings of the board and each committee of which he or she was a member. Last year, ten of our directors, including nine of our current directors and one director who retired from our board in September 2007, attended the annual meeting of stockholders.

Under our Corporate Governance Guidelines, directors are expected to fulfill diligently their fiduciary duties to stockholders, which duties include preparing for, attending and participating in meetings of the board and the committees of which the directors are a member. We do not have a formal policy regarding director attendance at annual meetings. However, when considering a director’s renomination to the board, the Corporate Governance Committee must consider the director’s history of attendance at annual meetings of stockholders and at board and committee meetings as well as the director’s preparation for and participation in such meetings.

Our non-management directors regularly meet separately in executive session without any members of management present. During 2007, our non-management directors met in such executive sessions on four occasions. Our Corporate Governance Guidelines provide that the chair of the Executive Committee, who at all times shall be a non-management director, shall serve as the presiding director for these executive sessions. Currently, all of our non-management directors are independent within the meaning of the NYSE’s criteria for independence. Please see “— Director Independence” above. If any of our non-management directors were to fail to meet the NYSE’s criteria for independence, then our independent directors would meet separately at least once a year in accordance with the rules of the NYSE.

Standing Committees of the Board of Directors

Our board has established the committees described below, each of which operates under a written charter adopted by the board. Please see the introductory paragraph immediately following “Corporate Governance” above for instructions on obtaining electronic or printed copies of the charters of these board committees.

Audit Committee.  The Audit Committee has the authority and power to act on behalf of the board with respect to the appointment of our independent auditors, which we also refer to as our “independent registered public accounting firm,” and with respect to authorizing all audit and other activities performed for us by our internal and independent auditors. The committee, among other matters, reviews with management and the company’s independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company’s audited financial statements with management and the independent auditors. It is the responsibility of the committee to evaluate the qualifications, performance and independence of the independent auditors and to maintain free and open communication among the committee, the independent auditors, the internal auditors and management of the company. Please see “— Report of the Audit Committee” below. The committee may form and delegate its authority to subcommittees or the chair of the committee when appropriate. Our board has determined that all members of the Audit Committee are independent directors as required by the applicable rules of the NYSE and SEC, and that Mr. McCorkindale, Mr. Munoz and Mr. Parker each qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. Our board has also determined that Ms. Williams’ service on the audit committees of three other public companies will not impair her ability to serve on our Audit Committee.

Corporate Governance Committee.  The Corporate Governance Committee identifies individuals qualified to become members of the board, consistent with criteria approved by the board, and recommends to the board the slate of directors to be nominated by the board at each annual meeting of stockholders and any director to fill a vacancy on the board. The committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders desiring the committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the committee, care of the Secretary of the company at our principal executive offices. The committee also recommends directors to be appointed to the committees of the board and the directors to serve as committee chairs, including in the event of vacancies, and oversees the evaluation of the board and management. The committee also developed and recommended to the board the company’s Corporate Governance Guidelines and is responsible for overseeing our board’s compliance with the Guidelines, including determining the appropriate course of action with respect to any potential or actual conflicts of interest involving a director brought to the attention of the chair of the committee. The committee may form and delegate its authority to subcommittees or the chair of the committee when appropriate. All members of the Corporate Governance Committee are independent directors as required by the applicable rules of the NYSE.

Additionally, through February 20, 2008, the committee was responsible for periodically reviewing the compensation and benefits of non-management members of the board and its committees. At the direction of the committee, Mercer Human Resource Consulting, or “Mercer,” an independent compensation consultant, compiled available marketplace director compensation data for domestic peer airlines and certain non-airline companies with comparable revenue and other characteristics. The committee considered this peer company director compensation data, received input from our Chairman of the Board and CEO and our President, and reviewed the performance of the non-management directors as measured by the board and committee evaluations, as well as other factors, and determined that it would be appropriate to change such compensation to (1) make our non-management director compensation more competitive as compared to the director compensation practices of the companies included in Mercer’s survey, thus enhancing our ability to attract and retain high quality board members; (2) recognize the significant time and effort necessary for members of our Human Resources Committee to analyze senior officer and director compensation in an increasingly complex regulatory environment; and (3) acknowledge the incremental time and effort necessary for the chairs of the Corporate Governance and Human Resources Committees to oversee their respective committees, particularly in light of the volume and complexity of the governance and compensation issues addressed by those committees. Based on this determination, the Corporate Governance Committee recommended to the board, and on February 20, 2008, the board approved, the changes to non-management director compensation described below under “— Compensation of Non-Management Directors.”

On February 20, 2008, our board also amended our appropriate governance documents to transition responsibility for reviewing the compensation and benefits of our board’s non-management directors from the Corporate Governance Committee to the Human Resources Committee. Our board made this change to avoid duplication of effort between board committees, given the many similarities between the issues arising with respect to director and senior officer compensation, and in light of the Human Resources Committee’s extensive experience reviewing compensation matters in coordination with the committee’s independent consultants and legal advisors. Although the Human Resources Committee will be responsible for reviewing non-management director compensation in the future, it did not participate in reviewing or approving the changes to non-management director compensation adopted in February 2008.

Executive Committee.  The Executive Committee has the authority to exercise certain powers of the board between board meetings. The chair of the Executive Committee serves as the board’s presiding director for executive sessions of non-management directors.

Finance Committee.  The Finance Committee reviews our annual financial budget, including the capital expenditure plan, and makes recommendations to the board regarding adoption of the budget as the committee deems appropriate.

Human Resources Committee.  The Human Resources Committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves our CEO’s compensation based on its evaluation. The committee also reviews and approves the compensation of our other Section 16 Officers and incentive compensation plans and programs applicable to them. Our current “Section 16 Officers” are our Chairman of the Board and CEO; our President; each of our Executive Vice Presidents; our Senior Vice President, General Counsel, Secretary and Chief Compliance Officer; and our Vice President and Controller. The committee also administers our equity-based plans and other incentive and employee benefit plans and programs. The committee may form and delegate its authority to subcommittees or the chair of the committee when appropriate. All members of the Human Resources Committee are independent directors as required by the applicable rules of the NYSE.

In addition to its review and approval of the compensation of our Section 16 Officers, beginning on February 20, 2008, the Human Resources Committee is responsible for reviewing the compensation and benefits of our board’s non-management directors. Please see “— Corporate Governance Committee” above for a discussion of the transition of this responsibility from the Corporate Governance Committee. Our board anticipates that future reviews of the compensation of our non-management directors will be conducted in a manner substantially similar to that described above, with the Human Resources Committee considering, among other things, comparative director compensation data provided by independent compensation consultants.

To assist the committee in discharging its responsibilities with respect to executive compensation, the committee has retained since 2004 the services of Mercer, an independent compensation consultant that reports exclusively to the committee. To ensure Mercer’s objectivity and to avoid conflicts of interest, we adopted conflict of interest guidelines governing our relationship with Mercer. These guidelines establish our management’s obligation to report quarterly to the committee the scope and amount of work being performed by Mercer or its affiliates for us, Mercer’s direct access to the committee through its chair, and the requirement that Mercer develop procedures to prevent any Mercer employees advising the committee on executive compensation from discussing their services with other Mercer employees. Pursuant to the committee’s charter, it has the sole authority to retain and terminate Mercer and any other consultants or legal advisors engaged by the committee.

From time to time and in connection with the setting of incentive compensation targets, Mercer makes executive compensation recommendations to the committee based on available marketplace compensation data for U.S. airlines of comparable size and certain non-airline companies with comparable revenue and other characteristics. Management also makes independent recommendations to the committee concerning the form and amount of executive compensation. The committee then reviews and considers Mercer’s and management’s recommendations, marketplace compensation data, individual officer performance and other factors, and makes its determinations concerning the compensation of the CEO and other Section 16 Officers. During 2007, the committee’s compensation decisions and determinations were made during eight meetings, five of which included executive sessions at which management was not present. For further discussion of our processes and procedures for the consideration and determination of executive compensation, please see “Executive Compensation — Compensation Discussion and Analysis” below.

Membership on Board Committees.  The following table lists our five board committees, the directors who currently serve on them and the number of committee meetings held in 2007.

		Human	Corporate
Name	Audit	Resources	Governance	Finance	Executive

Mr. Caldwell		X	X
Mr. Kellner				X	X
Mr. McCorkindale	X				X
Mr. Meyer		X	C		C
Mr. Munoz	C
Mr. Parker	X			X
Mr. Smisek				X
Ms. Williams	X			C
Mr. Woodard		X		X
Mr. Yamarone		C	X

2007 Meetings	8	8	4	1	0

C = Chair

X = Member

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Meyer, the current presiding director for executive sessions of non-management directors), any committee of the board, or our non-management directors as a group, by writing to them c/o Secretary, Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. Comments or complaints relating to the company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the board, except that the board has instructed the company to direct communications that do not relate to the company’s accounting, internal accounting controls or auditing matters, to the chair of the Corporate Governance Committee and not to forward to the board or the chair of the Corporate Governance Committee certain categories of communications.

Qualifications of Directors

Our Corporate Governance Guidelines provide that the Corporate Governance Committee should consider the following when identifying director nominees:

•	The person’s reputation, integrity and, for non-management director nominees, such person’s independence from management and the company;

•	The person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board and the current state of the company and the airline industry generally at the time of determination;

•	The number of other public companies for which the person serves as a director (subject to the specific limitations described under “Corporate Governance Guidelines — Limitation on Board Service” above) and the availability of the person’s time and commitment to the company;

•	Diversity;

•	The person’s knowledge of a major geographical area in which the company operates (such as a hub) or another area of the company’s operational environment;

•	The person’s age; and

•	Whether the person has a material, non-ordinary course (direct or indirect) investment in a direct competitor of the company.

The Corporate Governance Committee also confirms that nominees are in compliance with stock ownership requirements and board service limitations. In the case of current directors being considered for renomination, the committee also will take into account the director’s:

•	Tenure as a member of the board,

•	Responses to the annual director performance self-assessment,

•	History of attendance at annual meetings of stockholders, and

•	History of attendance at board and committee meetings and the director’s preparation for and participation in such meetings.

Moreover, each incumbent director is required to submit an irrevocable, conditional resignation letter pursuant to our director resignation policy prior to his or her nomination for re-election. Please see “Corporate Governance Guidelines — Director Resignation Policy” above for a discussion of this requirement.

Director Nomination Process

Our director nomination process for new board members is as follows:

•	The Corporate Governance Committee, the Chairman of the Board and CEO, or other board member identifies a need to add one or more new board members, in some cases to fill vacancies on the board.

•	The Corporate Governance Committee, with input from senior management and the board, determines which criteria should be applied when identifying prospective director candidates. The criteria shall include the items listed above under “— Qualifications of Directors,” and may include other considerations, such as whether a director candidate would enhance one or more board committees or whether he or she serves as an executive officer of another public company.

•	Based on the specific criteria established by the Corporate Governance Committee, senior management reviews the universe of prospective candidates to identify the initial slate of candidates that best satisfy the committee’s criteria. This initial slate is then presented to the Corporate Governance Committee, which ranks the candidates and solicits input from the board on any additional candidates that should be considered.

•	The Chairman of the Board and CEO and at least one member of the Corporate Governance Committee interview prospective candidate(s). The results of these interviews, as well as any additional information concerning the candidates obtained by the board or senior management, is reported to the Corporate Governance Committee.

•	The full board is kept informed of progress.

•	The Corporate Governance Committee offers other board members the opportunity to interview each candidate and then meets to consider and approve each final candidate.

•	The Corporate Governance Committee seeks full board approval of each final candidate.

•	The board nominates for election (or appoints to fill a vacancy) each final candidate.

The Corporate Governance Committee also considers recommendations for nominees for directorships submitted by stockholders. When considering an individual nominated by a stockholder, the committee follows a substantially similar process, identifying the criteria to be applied and determining, based on information provided by the stockholder submitting the nominee and additional information obtained by the board or senior management, whether the stockholder nominee satisfies those criteria. As discussed above, such criteria shall include the items listed above under “— Qualifications of Directors.”

The Corporate Governance Committee, which is authorized to retain consultants or advisors as its deems necessary or appropriate, may hire a search firm to assist with the process described above. If retained by the committee, the search firm would likely assist with the development of the criteria, the identification of qualified candidates and the gathering of additional information on the final candidates.

Director Education

As provided in our Guidelines, our newly elected directors participate in an orientation program following their election or appointment to the board. This orientation includes presentations by our senior management and independent auditors to familiarize new directors with our strategic plans, financial statements and key policies and practices. We also provide our directors with opportunities to visit our facilities, to participate in training concerning our ethics and compliance program and to review in depth strategic areas of our business. We provide our directors with information concerning director education programs sponsored by various educational institutions, and we reimburse their expenses incurred to attend such programs. In addition, all of our directors are provided flight benefits, including access to our Presidents Club airport lounges, enabling them to monitor the quality of our services and to interact with employees and customers.

Compensation of Non-Management Directors

The table below provides information relating to the compensation of the non-management members of our board in 2007. The compensation elements are described in the narrative following the table.

Director Compensation Table

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(2)	($)	($)(3)	($)	Earnings	($)(4)	($)

Thomas J. Barrack, Jr.(1)	24,325	0	118,527	0	0	1,759	144,611
Kirbyjon H. Caldwell	44,800	0	118,527	0	0	11,107	174,434
Douglas H. McCorkindale	62,750	0	118,527	0	0	2,907	184,184
Henry L. Meyer III	60,050	0	118,527	0	0	7,997	186,574
Oscar Munoz	84,800	0	118,527	0	0	13,291	216,618
George G. C. Parker	66,700	0	118,527	0	0	10,516	195,743
Karen Hastie Williams	41,621	0	118,527	0	0	18,439	178,587
Ronald B. Woodard	38,150	0	118,527	0	0	7,409	164,086
Charles A. Yamarone	43,050	0	118,527	0	0	2,046	163,623

(1)	Mr. Barrack retired from our board in September 2007.

(2)	This represents cash fees earned in 2007, including the annual fees, meeting fees and orientation fees described below.

(3)	This represents the dollar amount of compensation cost recognized by the company in 2007, in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS 123R”), of 5,000 stock options granted to each of our non-management directors on June 12, 2007, the date of our 2007 annual meeting of stockholders. These options became exercisable immediately upon grant, have an exercise price of $34.10 per share (the NYSE closing price of our common stock on the grant date) and have a ten-year term. The recognized compensation cost reflected in the table is the same as the grant date fair value under SFAS 123R because all of the options vested immediately upon grant. The value of these options is based on assumptions which are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation” in the company’s annual report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”). Our non-management directors held the following outstanding stock options as of December 31, 2007: Mr. Caldwell — 20,000 options, Mr. McCorkindale — 45,000 options, Mr. Meyer — 20,000 options, Mr. Munoz — 15,000 options, Mr. Parker — 35,000 options, Ms. Williams — 40,000 options, Mr. Woodard — 5,000 options, and Mr. Yamarone — 45,000 options. Mr. Barrack held 35,000 options as of December 31, 2007.

(4)	Amounts shown for each director represent a tax reimbursement relating to the flight benefits described in this footnote below, calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to the company of providing such benefits). Pursuant to SEC rules, the value of flight benefits provided to our directors is not included under All Other Compensation because the total incremental cost to the company of providing such benefits was less than $10,000 for each director. As indicated above, our non-management directors receive lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director’s family and certain other individuals (which is taxable to the director, subject to our reimbursement of certain of such taxes), frequent flyer cards and access to our Presidents Club facilities for the director and his or her spouse. As is common in the airline industry, our directors also receive travel privileges on some other airlines through arrangements entered into between us and such airlines.

Narrative Disclosure to Director Compensation Table

Annual Fees.  For service in 2007, each of our non-management directors received an annual fee of $24,500 paid quarterly in advance. Each member of the Audit Committee received an additional annual fee of $25,000, except the chair of the Audit Committee, who received an additional annual fee of $40,000.

Meeting Fees.  Our non-management directors receive the following fees for attendance at meetings of our board and committees:

•	$1,400 ($2,100 for the committee chair) for each board and committee meeting physically attended (other than an Audit Committee meeting);

•	$2,000 ($3,000 for the committee chair) for each Audit Committee meeting physically attended;

•	$700 for each board meeting attended by telephone; and

•	$350 for each committee meeting attended by telephone ($500 for each Audit Committee meeting attended by telephone).

Orientation Fees.  Each of our non-management directors is entitled to receive $2,500 as compensation for time spent on orientation matters when the director is initially elected to the board or to a committee on which he or she has not recently served.

Stock Options.  On June 12, 2007, the date of our 2007 annual meeting of stockholders, each of our non-management directors received an annual grant of stock options to purchase 5,000 shares of our common stock at an exercise price equal to the closing price on the date of grant. These options were fully vested upon grant and have a 10-year term. If a newly-elected director were first elected to the board other than at an annual meeting of stockholders, the director would receive the annual stock option grant at such time.

Reimbursement of Expenses.  We reimburse our directors, including those who are full-time employees who serve as directors, for expenses incurred in attending meetings or in connection with participation in director education programs and director institutes offered by third parties.

Conducting Company Business.  Our non-management directors who, in their capacities as directors, conduct business on our behalf at the request of the board or the Chairman of the Board are paid:

•	For telephone participation in board and committee meetings as if they were physically present, if their conducting that business makes it impractical for them to attend the meeting in person; and

•	$3,000 per day spent outside the United States while conducting that business.

Changes to Non-Management Director Compensation.  On February 20, 2008, our board, upon the recommendation of the Corporate Governance Committee, made the following changes to non-management director compensation effective as of such date:

•	the annual fee paid to each non-management director was increased to $25,000;

•	the annual grant of stock options was increased to 7,500 options;

•	an additional annual fee of $20,000 was established for the chair of each of the Human Resources Committee and the Corporate Governance Committee; and

•	an additional annual fee of $15,000 was established for each member of the Human Resources Committee who is not receiving any additional annual fees for service as the chair of a committee of our board.

Other than as described above, the compensation of our non-management directors has not changed since 2007. Please see “— Standing Committees of the Board of Directors — Corporate Governance Committee” above for discussion of the Corporate Governance Committee’s process for reviewing our non-management director compensation.

Policies and Procedures for Review of Related Person Transactions

As required by its charter, the Audit Committee reviews, at least annually, all related person transactions that may be required to be disclosed in the proxy statement for our next annual meeting of stockholders. We obtain information concerning any possible related person transactions from our directors and executive officers through their responses to annual questionnaires. All responses identifying possible related person transactions are then compiled and presented to the Audit Committee. The Audit Committee applies the disclosure standards adopted by the SEC for related person transactions to determine, based on the particular facts and circumstances, whether any “related person” (as defined by the SEC) has a direct or indirect material interest in a transaction involving the company. If such a material interest exists and no exception from disclosure applies, we disclose the transaction in our proxy statement as required by the SEC’s rules.

Related Person Transactions

The Audit Committee reviewed all transactions since January 1, 2007 involving a “related person” identified in the annual questionnaire responses or otherwise known to the committee or the company and determined that none of the transactions was required to be disclosed as a related person transaction pursuant to the SEC’s rules.

Compensation Committee Interlocks and Insider Participation

Our executive compensation programs are administered by the Human Resources Committee of the board. The committee is currently composed of four independent, non-management directors, and no member of the committee has ever been an officer or employee of Continental or any of its subsidiaries. None of our executive officers has served as a member of any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time since January 1, 2007.

Report of the Audit Committee

The Audit Committee is comprised of four non-employee members of the board of directors (listed below). Ms. Williams joined the committee on September 13, 2007. After reviewing the qualifications of the current members of the committee, and any relationships they may have with the company that might affect their independence from the company, the board has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the NYSE, (3) all current committee members are financially literate, and (4) Mr. McCorkindale, Mr. Munoz and Mr. Parker each qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

The board of directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the committee reviews the charter and reports to the board on its adequacy in light of applicable NYSE rules. In addition, the company will furnish an annual written affirmation to the NYSE relating to, among other things, clauses (2)-(4) of the first paragraph of this report and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the company’s annual report on Form 10-K for the year ended December 31, 2007 (the “10-K”), the committee, among other matters:

•	reviewed and discussed the audited financial statements included in the annual report to stockholders that accompanies this proxy statement with management and the company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•	met with management periodically during the year to consider the adequacy of the company’s internal controls and the quality of its financial reporting and discussed these matters with the company’s independent auditors and with appropriate company financial personnel and internal auditors;

•	discussed with the company’s senior management, independent auditors and internal auditors the process used for the company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the company’s internal auditors, recommended to the board of directors the inclusion of the audited financial statements of the company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the company by the independent auditors (discussed below under Proposal 2) are compatible with maintaining the independence of the independent auditors. The committee’s pre-approval policies and procedures are discussed below under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the company’s financial statements.

The committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the company’s internal auditors and receives the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained (1) appropriate accounting and financial reporting principles or policies, or (2) appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee

Oscar Munoz, Chairman
Douglas H. McCorkindale
George G. C. Parker
Karen Hastie Williams

EXECUTIVE OFFICER BIOGRAPHICAL SUMMARIES

The following table sets forth information with respect to our current executive officers:

Name, Age and Position:	Term of Office and Business Experience:

LAWRENCE W. KELLNER, age 49 Chairman of the Board and Chief Executive Officer	Chairman of the Board and Chief Executive Officer since December 2004. President and Chief Operating Officer (March 2003 — December 2004); President (May 2001 — March 2003). Mr. Kellner joined the company in 1995. Director since May 2001. Director of Marriott International, Inc.
JEFFERY A. SMISEK, age 53 President	President since December 2004. Executive Vice President (March 2003 — December 2004); Executive Vice President — Corporate and Secretary (May 2001 — March 2003). Mr. Smisek joined the company in 1995. Director since December 2004. Director of National Oilwell Varco, Inc.
JAMES E. COMPTON, age 52 Executive Vice President — Marketing	Executive Vice President — Marketing since August 2004. Senior Vice President — Marketing (March 2003 — August 2004); Senior Vice President — Pricing and Revenue Management (February 2001 — March 2003). Mr. Compton joined the company in 1995.
JEFFREY J. MISNER, age 54 Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer since August 2004. Senior Vice President and Chief Financial Officer (November 2001 — August 2004). Mr. Misner joined the company in 1995. Director of Vonage Holdings Corp.
MARK J. MORAN, age 52 Executive Vice President — Operations	Executive Vice President — Operations since August 2004. Senior Vice President — Technical Operations and Purchasing (September 2003 — August 2004); Vice President — Technical Operations and Purchasing (March 2003 — September 2003); Vice President — Aircraft Maintenance (February 1998 — March 2003). Mr. Moran joined the company in 1994.
JENNIFER L. VOGEL, age 46 Senior Vice President, General Counsel, Secretary and Chief Compliance Officer	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since September 2003. Vice President, General Counsel, Secretary and Corporate Compliance Officer (March 2003 — September 2003); Vice President, General Counsel, Corporate Compliance Officer and Assistant Secretary (February 2003 — March 2003); Vice President, General Counsel and Assistant Secretary (May 2001 — February 2003). Ms. Vogel joined the company in 1995.

There is no family relationship between any of our executive officers. All officers are appointed by the board to serve until their resignation, death or removal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The U.S. network carrier environment continued to improve during 2007. However, although we have been profitable for the past two years, many challenges could have a material adverse effect on our results of operations and financial condition in 2008 and thereafter. Among the most significant are fuel costs, overall economic conditions, potential industry consolidation, and labor and other costs. The negative impact of these factors on our business requires that we remain focused on further reducing our cost structure and increasing our revenues if we are to remain profitable in 2008. Many of our domestic network competitors, including Delta Air Lines, Northwest Airlines, United Airlines and US Airways, have used bankruptcy to reduce their costs significantly in ways that were not available to us outside of bankruptcy. Other smaller carriers such as Aloha Airlines, ATA Airlines, and Skybus Airlines, among others, have recently ceased passenger operations in light of the challenges facing our industry.

A significant component of our expense structure is labor and related costs. Our company-wide initiative to reduce pay and benefit costs and streamline work rules completed in 2006 has yielded savings of approximately $500 million annually. The reductions in base salary (by up to 25%) taken by our officers, the resulting reductions in potential payment amounts with respect to their annual incentive and long-term incentive plan awards, and the voluntary surrender of vested incentive awards by our officers set the tone for our company-wide wage and benefit reductions. These reductions and work rule changes provided the framework for a business plan that helped the company avoid bankruptcy, return to profitability, grow our network and provide additional opportunities for our co-workers.

Providing variable incentive-based compensation elements to all our workgroups allows us to maintain a competitive cost structure and reward all co-workers based on performance. As further described below, variable incentive-based compensation programs resulted in payouts of profit sharing to our broad-based employee groups of $111 million following 2006 performance and $158 million for 2007 performance, and on-time incentives for those groups of approximately $60 million since the beginning of 2005. These variable incentives, combined with seniority-based step progression and our growth since 2004, contributed to each workgroup at Continental earning more in average annual compensation with respect to 2007 than they earned with respect to 2004 (the year before pay and benefit reductions began).

Philosophy

Against this backdrop, our executive compensation philosophy for 2007 continued to be defined by three main objectives: aligning executive incentives with stockholders’ and co-workers’ interests, retaining our management team, and designing appropriate pay for performance. We made difficult decisions to implement a business plan in 2005 that, through shared sacrifice, allowed us to grow, return to profitability in 2006 and 2007, and reward our co-workers through variable incentive-based compensation. We believe that keeping the interests of our executives aligned with the interests of our stockholders and our co-workers will be an important factor in maintaining that profitability. We also believe that our experienced and well-regarded management team has been and continues to be critical to the company’s successful implementation of business strategies that led to our return to profitability and the ultimate preservation and growth of stockholder value. Accordingly, retention of senior executives is a key goal. Finally, we believe that pay for performance is a critical element in our executive compensation plan design, and that both absolute and relative performance measures are appropriate. Our incentive programs are designed to drive performance by such measures. As described below, in order to advance these objectives, we have restructured compensation packages over the last several years through significant reductions in the fixed components of executive pay, the surrender of certain incentive awards that were not fully aligned with pay incentives for the broader workforce, and the implementation of an incentive compensation program focused on multi-year performance incentives that pay out based upon achievement of specified levels of profit sharing for our co-workers under our Enhanced Profit Sharing Plan. Since 2004, the Human Resources Committee has relied on Mercer, its independent consultant, to assist it in developing and structuring the company’s executive compensation programs in light of the principal objectives described above.

Aligned Interests.  We have structured executive and broad-based employee incentives that align the interests of our executives and co-workers with those of our stockholders and customers. The Human Resources Committee believes that such incentives play a significant part in Continental’s successful performance.

We align our executive compensation with the interests of our stockholders by linking our incentive compensation performance measures to key indicators of the company’s financial performance: our annual return on base invested capital (“ROBIC”), our long-term earnings before interest, income taxes, depreciation, amortization, aircraft rent, non-operating income (expense) and special items (“EBITDAR”) margin relative to our domestic network competitors, the size of our profit-sharing pool for broad-based workgroups, our stock price performance, achieving positive net income and maintaining specified cash balances. The restricted stock unit (“RSU”) program aligns management’s interests with our stockholders’ interests by placing the executives’ compensation “at risk” for any share price decline that occurs after the achievement of any performance target but before the relevant payment dates, which are spread over multi-year periods for retention purposes. The Profit Based RSUs, discussed below, also align our executives’ interests with the interests of our co-workers by linking executive incentive opportunities to the achievement of cumulative profit sharing pools for our broad base of employees under the Enhanced Profit Sharing Plan. The Stock Based RSUs’ significant stock price appreciation requirement also aligned management’s interests with stockholders’ interests during the time those awards were outstanding.

Broad-based employee incentive opportunities are also designed to further our objective of aligning the interests of our co-workers with those of our stockholders and customers. First, stock options granted to our broad co-worker group (excluding officers) in connection with the pay and benefit cost reductions discussed above had realized value upon exercise and unrealized gains of over $118 million based on the closing price of the company’s common stock on December 31, 2007. Pursuant to our Enhanced Profit Sharing Plan, co-workers receive incentives that also are aligned with the interests of our stockholders through payout opportunities based on our annual pre-tax profits. Under the Enhanced Profit Sharing Plan, payouts to co-workers are not impacted by executive incentive compensation costs because pre-tax profits are calculated prior to any such costs. In February 2008, the company paid out approximately $158 million in profit sharing to eligible employees (excluding officers and certain management employees) related to 2007 performance. Finally, the company maintains its long-standing broad-based on-time arrival incentive program (under which the company paid out $33 million for 2007 to eligible employees) and its perfect attendance program (under which the company gave away nine vehicles in 2007 in a drawing held for employees with perfect attendance). These programs ensure a continued focus on operational performance that aligns co-worker performance with customer satisfaction and enhances our product. These broad-based incentive programs are structured to drive improved financial results and customer satisfaction, again aligning the interests of our co-workers, stockholders and customers.

Retention.  Continental is one of only two major domestic network carriers to avoid bankruptcy since the terrorist attacks of 2001. Our experienced and skilled management team has played a significant role in our stability and strong results in 2006 and 2007. Accordingly, a second critical objective of our compensation design is to retain our management team. We seek to achieve this primarily by setting compensation at competitive levels, by spacing payouts over several years and by requiring continued employment to receive those payouts.

The Human Resources Committee believes that our competition for executive talent includes other major airlines as well as a broader range of general industry companies. Consequently, in assessing our compensation levels and designing executive compensation programs, the Human Resources Committee compares Continental’s executive compensation levels to both an airline-only peer group as well as the “Mercer Large 150” database of large, non airline-specific U.S.-based companies. The Mercer Large 150 group of companies (excluding financial services) has median revenue of $15.9 billion, median assets of $17.1 billion, and 40,000 employees at median versus Continental’s annual revenue of $14.2 billion, assets of $12.1 billion, and over 45,000 employees as of December 31, 2007. Additional information concerning the Mercer Large 150 is attached as Appendix A to this proxy statement. This database was chosen because it includes a broad range of companies in the general industry from which Continental competes for executive talent. The database represents companies of similar size and scale as Continental so that the analysis would compare executive compensation for positions with relatively similar levels of responsibility and complexity. Within the airline industry, the peer group for both pay and performance comparisons includes American Airlines, United Airlines, Delta Air Lines, Northwest Airlines, US Airways (which merged with America West in 2005), Alaska Airlines and Southwest Airlines. This peer group offers a broad comparison for determining appropriate pay and financial performance goals relative to the airline industry.

Our strategy is to pay our officers competitively relative to companies of similar size and business complexity, recognizing the opportunities available to our senior executives from other companies. Accordingly, the Human Resources Committee determined that it is appropriate to design programs that target total compensation for executives at the 50th percentile among general industry and at the 75th percentile of the airline industry. The analysis reviewed by the Human Resources Committee prior to making awards for 2007 showed that target total compensation for the company’s named executive officers was below general industry median levels and at approximately the 75th percentile of the airline peer group. The Human Resources Committee considered these findings in making compensation decisions for 2007 and beyond.

Pay for Performance.  Our incentive compensation programs are designed to measure and reward annual performance based on absolute performance targets and long-term performance based on both absolute and relative performance targets. Absolute performance targets provide the primary links between incentive compensation and the company’s business strategy and operational results. Relative performance targets provide balance to the absolute performance targets by indicating whether the company’s goals are sufficiently aggressive in comparison to the industry. Relative performance targets also provide flexibility to deal with unforeseen events and industry-wide challenges. In such circumstances, the company could fail to achieve its absolute performance targets, but the relative performance measures will reward a management team that is able to outperform its peer group in the face of such adversity.

Prior to each new fiscal year, management prepares financial forecasts, an operating and capital expenditure budget and the company’s Go Forward Plan, our business plan for the new year. Based on this planning process and the operating budget approved by the board of directors, management develops and proposes performance targets under the incentive compensation programs for the new fiscal year. These targets are then reviewed by Mercer and presented to the Human Resources Committee who reviews and establishes the performance targets for each program. Each of these compensation programs is described in further detail under “— Detailed Description of Pay Elements” below as well as in the discussion following the Summary Compensation Table. The absolute and relative pay for performance measures used in our incentive programs are as follows:

•	Annual Absolute Performance. Since 2004 the company’s ROBIC performance has been the measure used in our Annual Executive Bonus Program (referred to herein as the ROBIC annual incentive program). The rationale for using this absolute performance measure is to recognize the capital-intensive nature of the airline industry and to ensure that Continental is achieving a sufficient return on its capital, thereby aligning this program with stockholders’ long-term interests. Before any payment is made for a fiscal year, even if a ROBIC performance goal is met, the ROBIC annual incentive program also requires the achievement of a financial performance hurdle and a minimum specified cash balance, which the Human Resources Committee recognizes are additional important absolute measures of the company’s financial performance and liquidity.

•	Long-term Relative and Absolute Performance. The company’s long-term incentive program consists of two components — the long-term incentive program (“LTIP”) and the RSU program (together, the “LTIP/RSU Program”). The LTIP measures the company’s long-term performance relative to the designated peer group. The LTIP requires Continental to exceed the average EBITDAR margin of domestic peer airline competitors in order to satisfy the threshold or “entry” performance level. No compensation is earned if the company does not achieve this threshold. The EBITDAR performance measure effectively adjusts for variations in lease versus debt financing decisions among carriers and is a widely accepted measure of financial performance in capital-intensive industries such as the airline industry. The company’s RSU program is designed to measure long-term absolute performance through Stock Based RSUs awarded in 2004, which required significant share price appreciation, and through Profit Based RSUs introduced in 2006 that require significant levels of profit sharing to be achieved for our co-workers as well as the achievement of a financial performance hurdle prior to each payment date. Both the LTIP and the RSU programs also require absolute performance in the form of achieving a minimum specified cash balance before any payments can be made, regardless of the achievement of the other performance targets.

Process

Human Resources Committee.  The Human Resources Committee, which is comprised solely of independent directors, makes all decisions concerning the compensation of our named executive officers. Since 2004, the Human Resources Committee has relied on Mercer, its independent consultant, to assist it in developing and structuring the company’s executive compensation programs. The Human Resources Committee has also retained Cleary, Gottlieb, Steen & Hamilton, its legal counsel for executive compensation matters. In designing particular programs, the Human Resources Committee also considers recent trends in executive compensation and the concerns expressed by investors on the topic of executive compensation. For additional information concerning the Human Resources Committee, including its authority and its compensation consultant conflict of interest guidelines, see “Corporate Governance — Standing Committees of the Board” above.

Use of Tally Sheets.  We prepare comprehensive executive compensation tally sheets covering each of the named executive officers and present them to the Human Resources Committee in advance of the meetings at which incentive compensation targets are set and incentive awards are considered and made. The Human Resources Committee uses these tally sheets as background and reference data in making its determinations. The tally sheets detail the actual dollar value of compensation received for the prior year, the proposed compensation for the current year, including the potential value of any awards being considered by the committee, as well as projected compensation values in each separation scenario and upon a change in control of the company.

Timing of Stock Awards.  The company has not granted the named executive officers any stock options since 2003 and has not granted them any restricted stock since 2002. The company has no current plans to grant stock options or restricted stock to its officers. Under the terms of our equity compensation plans, stock option awards are priced based on the closing price of our common stock on the date of grant. The RSU awards generally are granted to the named executive officers at the time the Human Resources Committee establishes performance targets for the awards (at the committee’s regularly scheduled meeting in February of each year) and generally are granted to new officers in connection with their promotion.

Detailed Description of Pay Elements

Based on the philosophy described above, the Human Resources Committee has developed and implemented the pay elements and programs described below to establish an appropriate balance between fixed and “at risk” or variable compensation elements, between absolute and relative performance, and to develop performance measures that drive stockholder value and are indicators of the long-term success of the company.

Compensation Levels Among Executives.  Compensation levels are based on competitive considerations, individual performance over time, overall financial results and job duties and responsibilities. Accordingly, Mr. Kellner has the highest compensation among the named executive officers, followed by Mr. Smisek. Messrs. Misner, Compton and Moran, each an executive vice president with primary responsibility over one of the three major areas of our business, have the same compensation opportunities. Beginning in 2003, following the 25% reduction in the headcount of our then senior management team, we structured the management of our business around three core functions: finance, marketing, and operations. Each of our executive vice presidents was promoted to his current position in 2004 to lead his respective business area and was provided the same base salary and incentive compensation opportunities. Our Human Resources Committee believes that this uniformity in compensation among our three executive vice presidents encourages their collaboration, support and team effort, and is consistent with the company’s Working Together philosophy.

Base Salaries.  Each of the named executive officers voluntarily agreed to reductions in base salary effective February 28, 2005 of up to 25%. In July of 2007, the company implemented a 2% salary increase for all employee work groups other than flight attendants. The Human Resources Committee approved the application of the 2% salary increase to Messrs. Misner, Compton and Moran. Messrs. Kellner and Smisek voluntarily declined such salary adjustment and, in recognition thereof, the company made a contribution to “We Care,” the employee financial assistance fund that aids employees who are facing unexpected emergencies.

Annual Incentive Program.  For 2007, the annual incentive program for our executives offered incentive compensation opportunities of between 50% (entry) and 150% (stretch) of base salary, with a target of 125% of year-end base salary, depending on achievement of an absolute level of Continental’s capital efficiency, cash flow and financial results. The capital efficiency performance measure is Continental’s return on base invested capital, or ROBIC. The calculation of the company’s ROBIC is described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Annual Incentive Program” below. The ROBIC goals are established annually by the Human Resources Committee. The program permits the Human Resources Committee to establish different levels of target and stretch incentive opportunity on an annual basis. The program requires the achievement of a minimum year-end unrestricted cash, cash equivalent and short-term investment balance (“cash balance”), which also is set annually by the Human Resources Committee. Finally, the program requires that the company achieve a financial performance hurdle also set annually by the Human Resources Committee. No incentive payments are made, regardless of ROBIC performance, unless the minimum cash balance and financial performance hurdle are also achieved. The targets for 2007 under the annual incentive program were as follows: ROBIC entry of 13.5%, target of 14.0% and stretch of 16.0%, a financial performance hurdle that required the company to report positive net income for 2007 as set forth on the company’s regularly prepared and publicly available consolidated statement of operations prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and a minimum cash balance of $2.0 billion. The company achieved ROBIC performance of 15.46% for 2007 and satisfied the financial performance and cash balance requirements, resulting in payments between the target and stretch levels. Entry, target and stretch incentive opportunities with respect to the 2007 ROBIC annual incentive awards are set forth in the Grants of Plan-Based Awards table below.

Long-Term Incentive Program.  The company’s long-term incentive compensation program consists of two components — the LTIP based primarily on relative performance and the RSU program based on absolute performance.

•	The LTIP compares Continental’s EBITDAR margin for a three-year performance period against the average EBITDAR margin of the designated peer group (American Airlines, United Airlines, Delta Air Lines, Northwest Airlines, US Airways, which merged with America West in 2005, Alaska Airlines and Southwest Airlines). EBITDAR margin equals cumulative EBITDAR for the performance period divided by cumulative revenues for such performance period. The LTIP also includes an absolute performance measure requiring that the company achieve a minimum cash balance at the end of the performance period. If this required minimum cash balance amount is not achieved, no LTIP payments will be made, regardless of relative EBITDAR margin performance. Incentive opportunities as a percentage of the combination of base salary plus an assumed annual incentive vary based on the level of the executive. Performance targets are established annually by the Human Resources Committee with respect to the three-year performance period commencing at the beginning of such year. The 2005 LTIP award, the payment of which is included as 2007 compensation in the Summary Compensation Table, had a performance period of January 1, 2005 through December 31, 2007. Performance targets are set by the Human Resources Committee so that executives earn nothing for EBITDAR margin performance below the peer group average performance, below market-average incentives (“entry” level) for average relative performance, market-average incentives for performance at a specified level above the peer group (“target” level), and above market-average incentives (“stretch” level) for superior EBITDAR margin performance. The performance targets applicable to the 2005 LTIP award were as follows: entry EBITDAR margin equal to the industry group average, target EBITDAR margin equal to entry plus 100 basis points, stretch EBITDAR margin equal to entry EBITDAR margin plus 200 basis points, and a minimum cash balance of $1.0 billion. The company’s EBITDAR margin performance for the 2005 LTIP award performance period exceeded the EBITDAR margin performance of the industry group by 183 basis points, thus achieving performance between the target and stretch levels. Entry, target and stretch incentive opportunities with respect to the 2007 LTIP award are set forth in the Grants of Plan-Based Awards table.

•	The RSU program as originally adopted by the Human Resource Committee in 2004 contemplated awards that measured the absolute performance of Continental’s stock (“Stock Based RSUs”) during the relevant performance period. RSUs are denominated in share-based units (equal in value to one share of common stock at the time of payout if the performance requirements are achieved). Of the three Stock Based RSU awards made in 2004 under the RSU program, two were voluntarily surrendered by executives in connection with the company’s $500 million pay and benefit cost reduction initiative. The final award, with a performance period commencing on April 1, 2004 and ending on December 31, 2007, had a performance target that required the company’s stock price to appreciate at least 80% from the grant date price of $12.4775 (i.e., to at least $22.4775). The performance target was achieved on March 3, 2006 when our common stock reached the target price (based on a 20-day average closing price). The award was paid out in cash in early 2008 (following the end of the performance period) based on the average closing price of the company’s common stock for the 20 trading days preceding December 31, 2007, or $25.14 per share. Participants were required to remain continuously employed through that date, with limited exceptions in the case of death, disability, retirement or certain involuntary termination events. The Human Resources Committee does not anticipate awarding additional Stock Based RSUs, preferring the Profit Based RSUs described below for future awards.

•	The Human Resources Committee amended the RSU program in March 2006 to align management’s performance objectives with performance under the Enhanced Profit Sharing Plan that provides incentives to the company’s broad employee group. The Profit Based RSUs can result in cash payments to participants following the achievement of a profit sharing-based performance target. The performance target requires that the company (i) reach target levels of cumulative profit sharing for participants under the company’s Enhanced Profit Sharing Plan and (ii) achieve a financial performance hurdle based on the company’s net income for the fiscal year in which the cumulative profit sharing target level is met. To enhance retention and continue to focus executives’ attention on the creation of stockholder value, payments following achievement of a performance target will be made to participants who remain continuously employed through the payment date in one-third increments (although the amounts paid will vary depending on the stock price performance), with the first payment made in the March following the achievement of a performance target and the second and third payments possible in March of each of the following two years, with limited exceptions in the case of death, disability, retirement or certain involuntary termination events. As an additional performance requirement, the company must have a minimum cash balance at the end of the fiscal year preceding the date that any payment is made. If the company does not achieve the minimum cash balance applicable to a payment date, the payment will be deferred to the next payment date (March 1st of the next year) following achievement of the required year-end cash balance, subject to a limit on the number of years payments may be carried forward. Payment amounts will be calculated based on the number of RSUs subject to the award, the company’s stock price (based on the average closing price of the company’s common stock for the 20 trading days preceding the payment date) and the payment percentage set by the Human Resources Committee for achieving the applicable profit-based performance target. In 2007, the Human Resources Committee awarded Profit Based RSUs with a performance period of January 1, 2007 to December 31, 2009 (the “2007 Profit Based RSUs”). Depending on the level of cumulative profit sharing achieved under the Enhanced Profit Sharing Plan, ranging from $200 million to $350 million, the payment percentage for these awards can range from 0% to 200% of the underlying 2007 Profit Based RSUs. The financial performance hurdle requires the company to achieve positive net income. The minimum cash balance applicable to such awards is $2.0 billion. The entry, target and stretch award opportunities are outlined in the Grants of Plan-Based Awards table. Although the company achieved $158 million in profit sharing for 2007, this failed to achieve the threshold cumulative profit sharing target of $200 million; therefore, no performance target was achieved in 2007 with respect to the 2007 Profit Based RSUs. However, the $158 million in profit sharing will be added to any profit sharing pools achieved for 2008 and 2009 to determine whether performance targets are achieved for such years with respect to the 2007 Profit Based RSUs.

Certain Other Programs.  We also continue to maintain the following long-term executive compensation programs:

•	Stock Options. No stock options have been awarded to the named executive officers since 2003.

•	Restricted Stock. No restricted stock awards have been made to the named executive officers since 2002.

Our named executive officers also may participate in company-wide plans and programs, such as group health and welfare plans, the 401(k) plan, and the employee stock purchase plan, that are offered to the broader employee group.

Perquisites.  We provide executives with certain perquisites similar in form and amount to those offered to executives at similar levels at companies within the airline industry and general industry groups. We believe that providing a portion of compensation to our executive officers in the form of perquisites (such as flight benefits), rather than in cash, enhances retention, results in a cost savings to Continental and strengthens our relationships with our executives. The incremental cost to the company of providing flight benefits is minimal, while we believe the value of these benefits to the named executive officers is perceived by them to be high. Executive perquisites are discussed in the footnotes to the Summary Compensation Table.

SERP.  The company maintains supplemental executive retirement plans (“SERP”) for the named executive officers that provide an annual retirement benefit expressed as a percentage of the executives’ final average compensation. Since final average compensation is capped in the benefit formula applied under the company’s defined benefit pension plan, the SERP provides an opportunity for the named executive officers to earn supplemental retirement benefits. When combined with the benefit payable from the Continental Retirement Plan (“CARP”), the annual retirement benefit could range up to 75% of final average compensation for Messrs. Kellner and Smisek if they achieve 30 years (the capped amount) of SERP credited service or up to 65% of final average compensation for Messrs. Misner, Compton and Moran if they achieve 26 years (the capped amount) of SERP credited service. The Human Resources Committee believes that the SERP serves as an important and effective long-term retention incentive. The benefit formulas and the compensation limitations applicable to the SERP and the defined benefit pension plan are described below under “— Pension Benefits.”

Other Executive Compensation Matters

Outlined below is certain additional information with respect to the company’s compensation policies and practices.

Employment Agreements.  We have entered into employment agreements with each of our named executive officers. These agreements were amended and restated in October 2007 to implement certain changes required to comply with Section 409A of the Internal Revenue Code. For a discussion of the material terms of the agreements, please see “Compensation of Executive Officers — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

Stock Ownership Guidelines.  The company’s board has adopted minimum stock ownership guidelines. For a discussion of the minimum ownership guidelines for our named executive officers, please see “Corporate Governance — Corporate Governance Guidelines — Minimum Stock Ownership” above.

Hedging Policy.  Our securities trading policy prohibits our officers and directors from trading in options, warrants, puts and calls or similar instruments on our securities and from engaging in short sales of our securities or transactions that are substantially equivalent to short sales.

Payments Upon Termination or Change in Control.  Our executives’ employment agreements and our existing compensation programs require us to make certain payments or provide certain benefits to our named executive officers upon termination of employment, including a termination in connection with a change in control of Continental. Rumors of consolidation have been prevalent in the airline industry over the last decade. Recently, Delta and Northwest have announced that they have entered into an agreement to merge. Our Human Resources Committee believes that (i) compensation must be structured in a manner that minimizes risk to the executives related to a change in control and permits them to remain focused on our business before, during and after any such transaction and (ii) our highly regarded management team is a unique corporate asset and that change in control or termination protections (including the excise tax protection described in “— Tax Matters” below) enhance executive stability and therefore are in the best interests of the company and its stockholders. For a discussion of the payments to our named executive officers upon termination or change in control, please see “Potential Payments Upon Termination or Change in Control” below.

Clawback Policy.  The ROBIC annual incentive program provides that a participant must reimburse the company for the full amount of any ROBIC annual incentive paid to such participant if the participant’s misconduct (as defined in the program) results in an error in the company’s financial information that has the effect of increasing the amount of such incentive payment.

Tax Matters.  In designing and implementing the programs applicable to executives, the Human Resources Committee considers the effects of section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their three other most highly compensated executive officers (excluding the CFO) employed on the last day of a given year, unless their compensation is based on qualified performance criteria. To qualify for deductibility, these criteria must be established within specified periods by a human resources committee of independent directors and approved, as to their material terms, by that company’s stockholders. Most of Continental’s compensation plans applicable to the company’s executive officers, including the ROBIC annual incentive program, the LTIP/RSU Program, and its stock incentive plans, were designed to permit the grant of awards that could qualify as performance-based compensation under section 162(m). Certain awards have been made under the LTIP/RSU Program to address specific retention concerns with respect to certain executives that do not meet the requirements for an exemption as performance-based compensation. However, the Human Resources Committee believed that such awards, while not deductible, serve the best interests of the company and its stockholders. Further, the Human Resources Committee may in the future approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with section 162(m) if it determines that such action is appropriate and in the company’s best interests. Although some amounts recorded as compensation by the company to certain executives may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by the company due to its significant net operating loss carry forwards.

In accordance with the employment agreements of the named executive officers, if any payment or benefit to be provided to a named executive officer is determined to subject him to an excise tax (including any such tax arising under Section 4999 of the Code upon a change in control), we have agreed to reimburse or “gross-up” the named executive officer for the incremental tax cost of the payment or benefit. As discussed above under “— Payments Upon Termination or Change in Control,” the Human Resources Committee believes that this excise tax protection is an important aspect of the compensation offered to attract and retain the named executive officers.

Report of the Human Resources Committee

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Based on such review and discussions with management, the Human Resources Committee has recommended that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted,

Human Resources Committee

Charles A. Yamarone, Chairman
Kirbyjon H. Caldwell
Henry L. Meyer III
Ronald B. Woodard

Compensation of Executive Officers

The following table sets forth information concerning the compensation of our CEO, our chief financial officer, and our three other most highly compensated executive officers in 2007 (collectively referred to in this proxy statement as the “named executive officers”).

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)	($)(4)*	($)(5)	($)(6)	($)

Lawrence W. Kellner	2007	712,500	0	2,558,622	0	3,289,078	705,460	42,674	7,308,334
Chairman and Chief	2006	712,500	0	3,325,278	0	3,473,438	201,546	45,196	7,757,958
Executive Officer
Jeffrey J. Misner	2007	363,300	0	2,244,125	0	1,317,101	383,422	46,603	4,354,551
Executive Vice President and	2006	360,000	0	1,411,140	0	1,350,000	285,715	46,819	3,453,674
Chief Financial Officer
Jeffery A. Smisek	2007	576,000	0	2,518,893	0	2,475,576	748,098	73,796	6,392,363
President	2006	576,000	0	2,294,963	0	2,613,600	290,744	53,761	5,829,068
James E. Compton	2007	363,300	0	2,244,125	0	1,317,101	317,631	41,105	4,283,262
Executive Vice President —	2006	360,000	0	1,409,821	0	1,350,000	249,722	45,030	3,414,573
Marketing
Mark J. Moran	2007	363,300	0	2,295,225	3,030 (3)	1,317,101	211,606	60,611	4,250,873
Executive Vice President —	2006	360,000	0	1,350,854	8,050 (3)	1,350,000	213,285	67,534	3,349,723
Operations

*	Details of the 2007 amounts included in the Non-Equity Incentive Plan Compensation column are set forth below:

			Total 2007
		Long-Term Incentive	Non-Equity
	Annual	for Three Year Period	Incentive Plan
Name	Incentive ($)	Ended 12/31/2007 ($)	Compensation ($)

Lawrence W. Kellner	1,020,656	2,268,422	3,289,078
Jeffrey J. Misner	526,014	791,087	1,317,101
Jeffery A. Smisek	825,120	1,650,456	2,475,576
James E. Compton	526,014	791,087	1,317,101
Mark J. Moran	526,014	791,087	1,317,101

(1)	The 2007 salary amounts reflect a 2% salary increase implemented in July 2007 for all employee workgroups other than flight attendants. Messrs. Kellner and Smisek voluntarily declined such salary adjustment and in recognition thereof the company made a contribution to “We Care,” the employee financial assistance fund that aids employees who are facing unexpected emergencies.

(2)	The 2007 amounts represent the financial reporting expense recognized by the company for the following awards in accordance with SFAS 123R, not the amounts that were or may be realized by the executives: (i) Stock Based RSUs awarded in April 2004 with a performance period ending December 31, 2007; (ii) Profit Based RSUs awarded for the performance period commencing April 1, 2006 and ending December 31, 2009 accrued at the stretch level payout; and (iii) Profit Based RSUs awarded for the performance period commencing January 1, 2007 and ending December 31, 2009 accrued at the entry level payout. The SFAS 123R expense shown in this column does not impact payments under our Enhanced Profit Sharing Plan because profit sharing payments are based on pre-tax net income calculated prior to any costs associated with incentive compensation for executives. Under SFAS 123R, we accounted for the Stock Based RSU awards as liability awards, and since the target stock price was achieved, the value of those RSUs was determined based on the then-current stock price until December 31, 2007 at which time the price was set based on the average closing price of our common stock for the 20 trading days immediately prior to that date. Under SFAS 123R, we account for the Profit Based

RSU awards as liability awards. Once it is probable that a performance target will be met, we measure the awards at fair value based on the current stock price. The related expense is recognized ratably over the required service period, which ends on each payment date, after adjustment for changes in the then-current market price of our common stock. For a discussion of the assumptions relating to the valuations for the Profit Based RSUs for 2006 and 2007, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation” and Note 8 to the consolidated financial statements included in Item 8 of the company’s annual report on Form 10-K for the year ended December 31, 2006 and the 2007 Form 10-K, respectively.

(3)	This represents the dollar amount of compensation cost recognized by the company, in accordance with SFAS 123R, with respect to Mr. Moran’s stock options through the vesting date. The value of the stock options is based on assumptions that are discussed in Note 9 to the consolidated financial statements included in Item 8 of the company’s annual report on Form 10-K for the year ended December 31, 2003.

(4)	The 2007 amounts include payments made in 2008 with respect to the 2007 ROBIC annual incentive awards and LTIP awards for the three-year performance period ended December 31, 2007, each of which was paid out in 2008 based on the company’s achievement of performance between the target and stretch levels. Details of these payments are set forth above, in the table immediately following the Summary Compensation Table. See the Grants of Plan-Based Awards table below for additional information regarding the 2007 ROBIC annual incentive awards. The amounts shown in this column do not impact payments under our Enhanced Profit Sharing Plan because profit sharing payments are based on pre-tax net income calculated prior to any costs associated with incentive compensation for executives.

(5)	This represents the difference in the present value of accumulated benefits determined as of December 31, 2007 and December 31, 2006 for both the CARP and SERP plans. The change in pension value reflects the impact of a variety of factors, including passage of time, change in assumptions, and change in the accrued benefit (which includes additional credited service, changes in final average compensation, and changes in the average Social Security wage base). In some cases, the change in pension value for 2007 is larger than 2006 due to the impact of 2007 compensation. For all of the named executive officers, 2006 compensation was not in excess of any of the five highest years of compensation in the past ten, so the final average compensation as of December 31, 2005 and December 31, 2006 was unchanged for all of the participants. However, for all of the named executive officers, 2007 compensation was in excess of at least one year that had previously been used in the average, so final average compensation increased from December 31, 2006 to December 31, 2007. This increase was offset, in part, by assumption changes as of December 31, 2007, particularly the increase in the assumed lump sum interest rate. See “— Pension Benefits” below for a discussion of the assumptions used to calculate the present values and further information on the provisions of the plans.

(6)	The All Other Compensation column consists of items not properly reported in the other columns of this table, and for each named executive officer includes perquisites and other personal benefits, term life insurance and tax reimbursements. Pursuant to SEC rules (i) each perquisite and other personal benefit is included in the total and identified and, if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits for that officer, is quantified below and (ii) reimbursement of taxes with respect to perquisites or other personal benefits is separately quantified and identified. Mr. Kellner’s 2007 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $16,135, a car benefit, financial planning and tax services, and reserved parking at the company’s headquarters and at Houston’s George Bush Intercontinental Airport. Compensation for Messrs. Kellner and Smisek also includes certain legal fees paid by the company relating to a review of their employment agreements in connection with amendments the company requested them to make in light of Section 409A of the Internal Revenue Code. Mr. Misner’s 2007 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $9,578, a car benefit in the amount of $26,563, financial planning and tax services, and reserved parking at the company’s headquarters. In addition to the legal fees described above, Mr. Smisek’s 2007 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $14,401, a car benefit in the amount of $25,956, financial planning and tax services, health club membership dues, a medical exam and reserved parking at the company’s headquarters and at Houston’s George Bush Intercontinental Airport. Mr. Compton’s 2007 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $12,800, a car benefit, health club membership dues, and reserved parking at the company’s headquarters.

Mr. Moran’s 2007 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $26,019, a car benefit, financial planning and tax services, health club membership dues, and reserved parking at the company’s headquarters. With respect to the car benefit, we have calculated the incremental cost to the company of the executive’s allocated percentage (as specified by the executive for tax purposes) of personal use of a company car based on the company’s actual lease payments or depreciation expense (in the case of purchased vehicles), insurance, tax, registration and other miscellaneous costs related to the use and maintenance of the automobile. Flight benefits allow the named executive officers and their family members and significant others effectively unlimited travel on Continental Airlines, Continental Micronesia, and Continental Express. Our calculation of the incremental cost to the company of providing flight benefits to the named executive officers includes incremental fuel, meal expense (by cabin), passenger liability insurance, war risk insurance and OnePass miles earned. The executives receive a tax reimbursement relating to flight benefits, calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to the company of providing such benefits). In addition, the named executive officers have access to certain other travel-related benefits, such as access to our Presidents Club facilities for the executives and their family members, complimentary car rentals provided by our travel partners, and flight benefits on certain airline partners.

Grants of Plan-Based Awards

The following table sets forth information regarding awards granted in 2007 to our named executive officers under our ROBIC annual incentive program and the LTIP/RSU Program, each of which has been implemented under our Incentive Plan 2000.

2007 Grants of Plan-Based Awards

									All	All
									Other	Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
									Number of	Number of	or Base	Value
			Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	and Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)(4)	(#)(4)	(#)(4)	(#)	(#)	($/Sh)	($)(5)

Lawrence W. Kellner	2/23/07	(1)	356,250	890,625	1,068,750
	2/23/07	(2)	1,202,344	1,603,125	2,404,688
	2/23/07	(3)				30,000	45,000	60,000				1,936,800
Jeffrey J. Misner	2/23/07	(1)	183,600	459,000	550,800
	2/23/07	(2)	413,100	619,650	826,200
	2/23/07	(3)				20,000	30,000	40,000				1,291,200
Jeffery A. Smisek	2/23/07	(1)	288,000	720,000	864,000
	2/23/07	(2)	907,200	1,166,400	1,749,600
	2/23/07	(3)				25,000	37,500	50,000				1,614,000
	4/24/07	(3)				20,000	30,000	40,000				1,164,300
James E. Compton	2/23/07	(1)	183,600	459,000	550,800
	2/23/07	(2)	413,100	619,650	826,200
	2/23/07	(3)				20,000	30,000	40,000				1,291,200
Mark J. Moran	2/23/07	(1)	183,600	459,000	550,800
	2/23/07	(2)	413,100	619,650	826,200
	2/23/07	(3)				20,000	30,000	40,000				1,291,200

(1)	ROBIC annual incentive award for fiscal year 2007 granted pursuant to the company’s annual incentive program. This award paid out between the target and stretch (or maximum) performance levels and is included as 2007 compensation in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	LTIP award for the three-year performance period January 1, 2007 through December 31, 2009 granted pursuant to the LTIP/RSU Program.

(3)	Profit Based RSUs for the three-year performance period January 1, 2007 through December 31, 2009 granted pursuant to the LTIP/RSU Program. Mr. Smisek received an additional award on April 24, 2007 for retention purposes.

(4)	The values in this column reflect share equivalents, not cash payout values.

(5)	Represents the grant date fair value of the Profit Based RSUs, calculated in accordance with SFAS 123R assuming achievement of the target level of performance at $43.04 per share for the awards granted February 23, 2007 and $38.81 for the award granted April 24, 2007 (the closing price of our common stock on the dates of grant).

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Agreement with Mr. Kellner.  We have entered into an amended and restated employment agreement effective October 15, 2007 with Mr. Kellner relating to his service as an officer and director of the company and providing for a minimum annual base salary of $712,500. The agreement is in effect until April 14, 2009, subject to automatic successive five-year extensions, but may be terminated at any time by either party, with or without cause. His employment agreement entitles him to an annual performance incentive and long-term incentive payment opportunities at a level not less than the highest participation level made available to other company executives. In addition, Mr. Kellner participates in a SERP that, when combined with the benefit payable from the CARP, provides an annual retirement benefit expressed as a percentage (that could range up to 75% depending on his final years of service credit (capped at 30 years)) of his final average compensation as defined in his employment agreement. He also is entitled to participate in the compensation and benefit plans available to all management employees, receive company-provided disability benefits and life insurance, flight benefits, certain tax indemnity payments (some of which may not be deductible by the company), use of a company provided automobile (which benefit Mr. Kellner has declined), and certain other fringe benefits. Mr. Kellner’s employment agreement also includes a two-year non-compete provision with the company following termination of his employment, except if such termination is by the company without Cause or upon his disability or by Mr. Kellner for Good Reason. In addition, if any payment or benefit is determined to be subject to an excise tax (including any such tax arising under Section 4999 of the Code upon a change in control), Mr. Kellner is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit. The benefits that the company is required to provide Mr. Kellner upon various termination scenarios, including upon a change in control of the company, and the definitions of “Good Reason” and “Cause” are discussed below under “— Potential Payments Upon Termination or Change in Control.”

Agreements with Other Named Executive Officers.  We also have entered into amended and restated employment agreements effective October 15, 2007 with Messrs. Misner, Smisek, Compton and Moran relating to their services as officers of the company and providing for minimum annual base salaries of $367,200, $576,000, $367,200 and $367,200, respectively. Each agreement is similar to that of Mr. Kellner’s, except as follows: the agreements do not include non-compete provisions, the automatic extension after the base term of each contract is for successive one year periods, and the SERP for Messrs. Misner, Compton and Moran, when combined with the CARP benefit, provides a maximum annual retirement benefit that could range up to 65% depending on his final years of service (capped at 26 years). In addition, under the agreements with Messrs. Misner, Compton and Moran, a more limited formula is used to calculate termination payments as further discussed below under “— Potential Payments Upon Termination or Change in Control.”

Annual Incentive Program

The current annual executive incentive program was established by the Human Resources Committee in 2004. Annual performance incentive payment opportunities under the program depend on achievement of an absolute level of Continental’s capital efficiency, cash flow and financial results. Under the program, the committee can establish different levels of target and stretch incentive opportunity on an annual basis. The capital efficiency performance measure is Continental’s ROBIC or return on base invested capital. ROBIC is defined as annual EBITDAR divided by the total of property and equipment (less accumulated depreciation and amortization thereon and less purchase deposits on flight equipment) at year-end and 7.5 times annual aircraft rentals. The ROBIC goals are reviewed and new entry, target and stretch ROBIC goals are established annually by the Human Resources Committee. In 2006, the program was amended to permit the committee to establish an annual financial performance hurdle, which for 2007 required positive GAAP net income. The program also requires a year-end minimum cash balance amount that is set by the committee each year. If either the financial performance hurdle or the minimum cash balance is not achieved, no payments are made, regardless of ROBIC performance.

For 2007, the company achieved ROBIC performance of 15.46%, satisfied the financial performance hurdle and the minimum cash balance of $2.0 billion, thus achieving performance between the target and stretch levels. This performance resulted in a payment under the program of 143.25% of base salary, which is included as 2007 compensation in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. The 2007 awards are also included in the Grants of Plan-Based Awards table.

Long-Term Incentive Program

LTIP.  Payouts under the LTIP/RSU Program are based on Continental’s EBITDAR margin for a three-year performance period as compared against an industry group and the achievement of a minimum cash balance. For the performance period of January 1, 2005 through December 31, 2007, performance targets were set by the Human Resources Committee so that executives would earn (i) nothing for EBITDAR margin performance below peer group average performance, (ii) below market incentives for EBITDAR margin performance equal to peer group average performance, (iii) graduated payments up to market average incentives for above average EBITDAR margin performance, and (iv) graduated payments up to above market average incentives for superior EBITDAR margin performance. The LTIP awards also require a minimum cash balance at the end of the performance period, which required cash balance amount is set by the Human Resources Committee for each performance period. If this required minimum cash balance amount is not achieved, no LTIP payments will be made, regardless of relative EBITDAR margin performance. For the three-year LTIP performance period ending December 31, 2007, the company’s EBITDAR margin exceeded peer group average EBITDAR margin performance by 183 basis points, thus achieving a level of performance between the target and stretch award levels. The company also satisfied the minimum cash balance of $1.0 billion and the resulting payouts are included as 2007 compensation in the Summary Compensation Table’s Non-Equity Incentive Plan Compensation column.

Stock Based RSUs.  Stock Based RSUs measure the absolute performance of Continental’s stock during the relevant performance period. Stock Based RSUs are denominated in share-based units (equal in value to one share of common stock at the time of payout if the performance requirements are achieved). Stock Based RSUs vest during the performance period only if Continental’s common stock achieves the target price (based on a 20-day average closing price), and pay out only at the end of the performance period, in an amount in cash based on the average closing price of the company’s common stock for the 20 trading days immediately prior to the end of the performance period. There is no time element to vesting so achievement is entirely performance based; however, a participant must remain employed through the end of the performance period to receive payment, with limited exceptions for events such as death, disability, retirement and certain involuntary termination events.

The 2007 Stock Awards column of the Summary Compensation Table includes Stock Based RSUs for the performance period ending December 31, 2007. Those awards achieved their performance target of $22.4775 per share on March 3, 2006 (representing 80% stock appreciation from date of grant) and were paid in January 2008 following the end of the performance period. The 2007 Stock Awards column of the Summary Compensation Table includes a negative value, in accordance with SFAS 123R and SEC rules, for Stock Based RSUs resulting from a decline in the market value of the company’s common stock from December 31, 2006 to December 31, 2007. The 2006 Stock Awards column of the Summary Compensation Table includes a negative value, in accordance with SFAS 123R and SEC rules, for Stock Based RSUs for the performance period ending March 31, 2006. Those awards, which had achieved their performance target of $20.4775 per share (representing 64% stock price appreciation from date of grant) and would have resulted in $22.7 million in payments to the officer group on March 31, 2006, were voluntarily surrendered by the officers without payment as part of the company’s wage and benefit reduction initiatives. There are no outstanding awards of Stock Based RSUs.

Profit Based RSUs.  Profit Based RSUs align management’s performance objectives with those of co-workers under the company’s Enhanced Profit Sharing Plan. Profit Based RSUs require the achievement of profit sharing-based performance targets set by the Human Resources Committee at the time Profit Based RSU awards are granted. The performance targets require that the company (i) reach target levels based on the cumulative profit sharing pools for participants under the company’s Enhanced Profit Sharing Plan and (ii) achieve a financial performance hurdle based on the company’s net income for the fiscal year in which the cumulative profit sharing target level is met. Once a performance target has been met, the Profit Based RSU awards will pay out in cash in an amount equal to the number of RSUs awarded multiplied by the product of (i) the average closing price of the company’s common stock for the 20 trading days immediately prior to the payment date and (ii) the target percentage set by the Human Resources Committee for the achievement of the target.

Payments with respect to achieving a performance target will be made in one-third increments. Under the program, if a target is achieved for a fiscal year, payments generally will be made on the first day of the 3rd month, 15th month and 27th month after the end of the year for which the target is met. Before a payment can be made, the company must satisfy the minimum cash balance set by the Human Resources Committee ($2.0 billion for the 2007 Profit Based RSUs). If the minimum cash balance is not met at the end of the fiscal year preceding any payment date, the payment rolls forward to the next year until the minimum cash balance is met (subject to a maximum number of deferrals). In addition, participants must remain continuously employed through the payment date to receive a payment, with limited exceptions for events such as death, disability, retirement and certain involuntary termination events. For the named executive officers, the 2007 Profit Based RSUs are included in the Summary Compensation Table’s Stock Awards column and in the Grants of Plan-Based Awards table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and unvested equity incentive plan awards for each named executive officer as of December 31, 2007. There were no outstanding shares of restricted stock at year-end.

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan Awards:
								Incentive	Market or
								Plan Awards:	Payout
			Equity					Number of	Value of
			Incentive Plan					Unearned	Unearned
			Awards;				Market	Shares,	Shares,
	Number of	Number of	Number of			Number of	Value of	Units or	Units or
	Securities	Securities	Securities			Shares or	Shares or	Other Rights	Other Rights
	Underlying	Underlying	Underlying			Units of	Units of	That	That
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Have Not	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	(#)(1)	($)(2)

Lawrence W. Kellner	0	0	0	—	—	0	0	367,500	9,238,950
Jeffrey J. Misner	0	0	0	—	—	0	0	256,250	6,442,125
Jeffery A. Smisek	0	0	0	—	—	0	0	331,875	8,343,338
James E. Compton	0	0	0	—	—	0	0	256,250	6,442,125
Mark J. Moran	6,375	0	0	17.88	9/17/08	0	0	256,250	6,442,125

(1)	This includes (i) Profit Based RSUs awarded in 2006 (at the maximum or stretch level of performance, which has been achieved), and (ii) Profit Based RSUs awarded in 2007 (assuming achievement of the threshold or entry level of performance). Profit Based RSUs require the achievement of a profit sharing target level and a financial performance hurdle and require a minimum cash balance prior to each payment date. Profit Based RSUs are also subject to continued employment through the applicable payment date, subject to limited exceptions.

(2)	This reflects the value at December 31, 2007 of (i) the 2006 Profit Based RSUs (at the maximum or stretch level of performance, which has been achieved), and (ii) the 2007 Profit Based RSUs (assuming achievement of the threshold or entry level of performance) at $25.14 per share (the average closing price of the company’s common stock for the 20 trading days preceding December 31, 2007).

Option Exercises and Stock Vested

None of the named executive officers exercised any stock options or held any shares of restricted stock during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)(1)	Vesting ($)(2)

Lawrence W. Kellner	0	0	200,000	5,028,000
Jeffrey J. Misner	0	0	50,000	1,257,000
Jeffery A. Smisek	0	0	125,000	3,142,500
James E. Compton	0	0	50,000	1,257,000
Mark J. Moran	0	0	40,000	1,005,600

(1)	This reflects Stock Based RSUs awarded in 2004 with a performance period ending December 31, 2007, which achieved the stock price performance target, and were paid out in January 2008.

(2)	This reflects the value at December 31, 2007 of the Stock Based RSUs awarded in 2004 with a performance period ending December 31, 2007, at $25.14 per share (the average closing price of the company’s common stock for the 20 trading days preceding December 31, 2007).

Pension Benefits

The following table sets forth information as of December 31, 2007 for each named executive officer concerning the present value of his accumulated benefits under (i) the CARP and (ii) the SERP provided under his employment agreement.

				Payments
		Number of Years	Present Value of	During Last
	Plan	Credited Service	Accumulated Benefit	Fiscal Year
Name	Name	(#)(1)	($)(2)	($)

Lawrence W. Kellner	CARP	12.6	120,742	0
	SERP	23	4,375,791	0
Jeffrey J. Misner	CARP	12.2	167,355	0
	SERP	13	1,774,096	0
Jeffery A. Smisek	CARP	12.8	163,829	0
	SERP	23	5,221,028	0
James E. Compton	CARP	12.9	152,755	0
	SERP	13	1,558,876	0
Mark J. Moran	CARP	13.6	158,673	0
	SERP	7	691,992	0

(1)	Years of credited service recognized under the SERP differs from actual service with the company. Actual company service is shown with respect to the CARP.

(2)	The present value is based on the benefit accrued as of the measurement date and does not assume any future accrual of credited service or compensation increases. The assumptions used to calculate the present value of accumulated benefits under CARP and SERP, including those shown in the Summary Compensation Table, are set forth in the table below. These assumptions are primarily the same as those used for pension plan accounting under SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS 87”) as of each measurement date with three exceptions: pre-retirement mortality, pre-retirement turnover, and the age at which participants are assumed to retire.

	Measurement Date
Assumption	12/31/2005	12/31/2006	12/31/2007

Discount Rate — CARP & SERP	5.74%	5.98%	6.40%
Lump Sum Interest Rate:
• CARP	5.24%	4.98%	6.25%
• SERP	5.74%	5.98%	6.40%
Lump Sum Election	100%	100%	100%
Pre-retirement Turnover	None	None	None
Mortality Assumption:
• Pre-retirement	None	None	None
• Lump Sum	GAR 94 Unisex	GAR 94 Unisex	2008 IRS 417(e) Table
Assumed Retirement Age (earliest unreduced age):
• CARP	Age 65	Age 65	Age 65
• SERP	Age 60	Age 60	Age 60

CARP.  The CARP is a non-contributory, defined benefit pension plan in which substantially all of our non-pilot domestic employees (including the named executive officers) are entitled to participate. Continental also maintains the Continental Pilots Retirement Plan (“CPRP”) for its pilots, which is also a non-contributory defined benefit plan. Effective May 31, 2005, no additional benefit accruals occur under the CPRP for pilot employees. Instead, retirement benefits accruing in the future are provided through two pilot-only defined benefit contribution plans. The company maintains these retirement benefit plans because they represent an important part of the long-term financial security for our employees and enhance the financial value of continued employment with Continental. Continental contributed $336 million to its defined benefit pension plans in 2007, significantly exceeding its minimum funding requirements for the year.

The CARP benefit is based on a formula that utilizes final average compensation and service while one is an eligible employee of the company. Compensation used to determine benefits is regular pay, which includes salary deferral elections under broad-based employee programs (such as the company’s 401(k) plan), but excludes bonuses, taxable income derived from group term life insurance, contributions to profit sharing plans, and any form of non-cash or incentive compensation. A limit of $170,000 is applied to each year of compensation (lower limits applied to compensation earned prior to 2000). Final average compensation is based on five consecutive calendar years of the ten most recent calendar years of employment. The final average compensation used to calculate the December 31, 2007 CARP benefit present value for each named executive officer is $170,000.

The benefit under the CARP is calculated as (A) times (B), where:

(A) is 1.19% of final average compensation plus 0.45% of the final average compensation in excess of the participant’s average Social Security wage base, and

(B) is credited service, limited to 30 years.

Normal retirement under the CARP is age 65, but a participant is entitled to receive a reduced benefit after attaining either age 55 with 10 years of service or age 50 with 20 years of service. The early retirement benefit is the same as the normal retirement benefit, but actuarially reduced from age 65 to the early retirement age.

The CARP benefit can be received as a single life annuity or an actuarially equivalent contingent annuity with 50%, 66 2/3%, 75%, or 100% of the participant’s payments continuing for the life of the surviving spouse following the participant’s death, or as an actuarially equivalent lump sum. The lump sum payment option is not available if the participant terminates before being eligible for either normal or early retirement.

SERP.  The SERP benefits were granted in connection with each named executive officer’s employment agreement and will be offset by amounts paid or payable under the CARP. These benefits are not protected from a bankruptcy of the company.

Payouts under the SERP are based on final average compensation and credited years of service. Under the SERP, final average compensation means the greater of a specified minimum amount or the average of the participant’s highest five years of compensation during their last ten calendar years with the company. For purposes of such calculation, compensation includes salary and cash bonuses but excludes certain stay bonus amounts, any termination payments, payments under the Officer Retention and Incentive Award Program (which has been terminated), proceeds from awards under any option or stock incentive plan, and any cash awards paid under a long term incentive plan. The final average compensation used to calculate the December 31, 2007 SERP benefit present value is $1,305,021 for Mr. Kellner, $704,151 for Mr. Misner, $1,187,268 for Mr. Smisek, $712,503 for Mr. Compton, and $653,982 for Mr. Moran.

Credited years of service recognized under the SERP began January 1, 1995 for Messrs. Kellner and Smisek, January 1, 2001 for Messrs. Misner and Compton, and January 1, 2004 for Mr. Moran in order to provide the full year of credited service for the year in which their participation began. In addition, each of the named executive officers received additional credited years of service under the SERP for each actual year of service during a specific period of time as follows: from 2000 through 2004, two additional years for each year of service of Messrs. Kellner and Smisek; from 2001 through 2006, one additional year for each year of service of Messrs. Misner and Compton; from 2004 through 2006, one additional year for each year of service of Mr. Moran. This additional service credit was provided as a retention incentive. The portion of the Present Value of Accumulated Benefits attributable to years of service credited under the SERP that are in excess of actual years worked while participating in the SERP are as follows: $2,025,987 for Mr. Kellner, $882,140 for Mr. Misner, $2,382,593 for Mr. Smisek, $777,283 for Mr. Compton, and $352,321 for Mr. Moran.

Credited service is limited to 30 years for Messrs. Kellner and Smisek and 26 years for Messrs. Misner, Compton and Moran in order to ensure that credited service would not exceed the reasonable life time service tenure for an executive at retirement age.

The benefit under the SERP is defined as a single life annuity, which is (a) times (b) minus (c), where:

(a) is 2.50% of final average compensation;

(b) is credited service; and

(c) is the benefit payable from the CARP.

Normal retirement under the SERP is age 60, but an officer is entitled to receive a reduced benefit upon the earlier of attaining age 55 or completing 10 years of actual service under the SERP. The benefit is payable as a lump sum, which is the actuarial equivalent of the single life annuity benefit payable at age 60.

The lump sum is calculated using the same mortality table that is used in the CARP (currently the 1994 Group Annuity Mortality Table defined under Section 417(e) of the Code; beginning in 2009, it will be the IRS prescribed 417(e) table). It is also calculated using an interest rate that is the average of the Moody’s Aa Corporate Bond rate for the three month period ending on the last day of the second month preceding payment.

Potential Payments Upon Termination or Change in Control

Termination

As discussed above, we have entered into employment agreements with each of our named executive officers. These employment agreements and our existing compensation programs require us to make payments or provide benefits to our named executive officers upon termination of employment, including a termination in connection with a change in control of Continental. The payments and benefits provided to the named executive officers depend upon the circumstances of the termination. Assuming that the named executive officers’ employment had terminated on December 31, 2007, the information below describes the benefits that each named executive officer would receive under our existing plans and agreements as a result of such termination. At December 31, 2007, each named executive officer had earned payment for his 2007 ROBIC annual incentive award, his LTIP award for the performance period ending December 31, 2007, and his Stock Based RSUs for the performance period ending December 31, 2007. The payment amounts of the ROBIC annual incentive awards and the LTIP awards are included in the Summary Compensation Table. The payment amount of the Stock Based RSU awards is included in the Option Exercises and Stock Vested Table. These awards are not described further below except to the extent necessary to indicate the amount that would have been paid at December 31, 2007 in connection with a change in control.

Termination by the Company for “Cause.”  If we had terminated the named executive officers’ employment for “Cause” at December 31, 2007, we would provide each named executive officer with his accrued benefits through the date of termination under the SERP pursuant to his employment agreement. Upon a termination by the company for Cause, the lump sum SERP benefit payable to the named executive officers would have been $4,700,110 for Mr. Kellner (payable on July 1, 2008), $2,626,732 for Mr. Misner (payable on September 1, 2013), $5,415,845 for Mr. Smisek (partially payable on January 1, 2008 with the remainder payable July 1, 2008), $2,650,505 for Mr. Compton (payable on December 1, 2015), and $1,191,264 for Mr. Moran (payable on February 1, 2016). Since the foregoing amounts represent what would have been payable if the triggering event had occurred on December 31, 2007, the amounts were calculated using the SERP’s actual actuarial equivalence interest rate that would apply to payments on January 1, 2008, rather than the SFAS 87 assumption. Similarly, the lump sums that would have been payable in 2008 were calculated using the actual mortality assumption under the SERP for payments in 2008; lump sums payable after 2008 were calculated using the long-term SFAS 87 assumption. The amounts payable to Messrs. Misner, Compton, and Moran are estimates because the final assumptions that would apply to the calculation of their lump sum benefits will not be determinable until 2013, 2015, and 2016, respectively. In addition, each named executive officer is vested in his CARP benefit. As of December 31, 2007, none of the named executive officers was eligible to retire under CARP, so each would be entitled to a future annuity benefit from CARP that could commence when he reached age 55.

Upon a termination for Cause, we also would provide the executive and his family with continuing flight benefits and an associated tax reimbursement. The flight benefits allow the named executive officers and their family members and significant others effectively unlimited lifetime travel on Continental Airlines, Continental Micronesia, and Continental Express. The executives, their spouses, and children are also provided access to our Presidents Club facilities and flight benefits on certain airline partners.. The executives receive an associated tax reimbursement for these benefits. The spouse and children of each named executive officer have certain continuing flight benefits following his death, as further described below under “— Death or Disability.” As of December 31, 2007, we estimate the present value of the incremental cost to the company to provide flight benefits to be $44,527 for Mr. Kellner, $28,924 for Mr. Misner, $53,929 for Mr. Smisek, $37,072 for Mr. Compton, and $77,828 for Mr. Moran. We estimate the present value of the tax reimbursement to be $230,431 for Mr. Kellner, $123,426 for Mr. Misner, $198,023 for Mr. Smisek, $181,110 for Mr. Compton, and $341,830 for Mr. Moran. The present value of the flight benefits was calculated using a discount rate of 6.40% and mortality assumptions based on the RP 2000 table with Projected Mortality Improvements to 2010 (sex distinct) with no collar adjustments. These assumptions are the same as those used for our pension plan accounting under SFAS 87 as of December 31, 2007. Other assumptions include that the lifetime average annual usage and tax reimbursements are equal to 2006 and 2007 average actual usage and average tax reimbursement amounts, and that the annual incremental cost to the company is the same as the average of the incremental cost incurred by the company to provide flight benefits to the executive in 2006 and 2007. Our calculation of incremental cost to the company of providing flight benefits includes incremental fuel, meal expense (by cabin), passenger liability insurance, war risk insurance and OnePass miles earned. The tax reimbursement relating to the flight benefits is calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to the company of providing such benefits).

The named executive officers (and their eligible dependents) also would have access to continued coverage in health/welfare/life insurance programs on terms equivalent to those generally available to active employees of

Continental for the remainder of the executive’s lifetime. As of December 31, 2007, we estimate the present value of the health/welfare/life insurance benefits to be $546,064 for Mr. Kellner, $434,889 for Mr. Misner, $419,147 for Mr. Smisek, $555,657 for Mr. Compton, and $444,951 for Mr. Moran. These present values were calculated using the assumptions reflected in the SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” discussed in Note 10 to the consolidated financial statements included in Item 8 of the 2007 Form 10-K for the broader employee group, including the mortality assumption and a discount rate of 6.02%. In addition, the following assumptions were reflected in the health/welfare continued coverage provided to the named executive officers: medical and prescription drug trends were expanded for periods beyond age 65, dependent children were included and assumed to lose eligibility for coverage at age 23, and coordination with Medicare was assumed to begin at age 65 for medical (with no offset for Medicare Part D).

Under the terms of the employment agreements, the company is generally deemed to have “Cause” to terminate a named executive officer if he engages in any of a list of specified activities, including with respect to Mr. Kellner willful gross negligence, willful gross misconduct, felony conviction, with respect to Mr. Smisek willful gross negligence, willful gross misconduct, felony conviction, fraud, or a material breach of the employment agreement and with respect to Messrs. Misner, Compton and Moran, gross negligence, willful misconduct, felony conviction, fraud, or a material breach of the employment agreement.

Termination by the Executive without “Good Reason.”  If any of our named executive officers had resigned his employment without “Good Reason” at December 31, 2007, we would provide him with the same benefits described above, as if we had terminated his employment for Cause. The named executive officers also would receive parking at Bush Intercontinental Airport (two such parking spaces are provided for Messrs. Kellner and Smisek and one space is provided for Messrs. Misner, Compton and Moran) for as long as they reside in Houston, Texas, with an annual cost of approximately $500 for each parking space. In addition, with respect to Messrs. Compton and Moran, we would provide each of them with the company automobile that he was using at the time his employment terminated. At December 31, 2007, the company automobiles provided to Messrs. Compton and Moran had a lease buyout option and a carrying value of $51,608 and $94,944, respectively.

Under the terms of the employment agreements, a named executive officer generally is permitted to terminate his employment for “Good Reason” upon the occurrence of any of the following: (a) a material diminution in his authority, duties or responsibilities from those associated with his position as set forth in this proxy statement (including with respect to Mr. Kellner his position as Chairman of the board of directors and with respect to Mr. Smisek his position as a member of the board); (b) a material change in the location where he must perform services, which includes requiring him to be based anywhere more than 50 miles outside the city limits of Houston, Texas; (c) a material diminution in his base salary; or (d) a material breach by the company of the terms of his employment agreement. For purposes of this disclosure, a termination without Good Reason includes the executive’s providing the company with notice of non-renewal of his employment agreement.

Termination by the Company without “Cause”; Termination by the Executive for “Good Reason”; or Company Non-renewal.  If, as of December 31, 2007, we had terminated any of the named executive officer’s employment without Cause, or the executive had terminated his employment for Good Reason, or we had notified the executive that we would not renew his employment agreement, we would provide him with the same benefits described above, as if he had resigned his employment without Good Reason. Each named executive officer also would receive additional service credit under his SERP for the maximum severance period (three years, subject to the overall limit on years of service credit) that would increase the lump sum SERP benefit amounts (see “— Termination by the Company for “Cause”’ above) by $626,927 for Mr. Kellner, $653,049 for Mr. Misner, $741,402 for Mr. Smisek, $660,794 for Mr. Compton, and $606,520 for Mr. Moran. In addition, we would pay him a lump-sum cash severance payment (the “Termination Payment”), which, if the termination had occurred on December 31, 2007, would have equaled $5,343,750 for Mr. Kellner, $4,320,000 for Mr. Smisek, and $1,652,400 for each of Messrs. Misner, Compton and Moran. With respect to Messrs. Kellner and Smisek, the Termination Payment represents three times the sum of (a) his annual base salary and (b) an amount equal to 150% of his base salary. With respect to Messrs. Misner, Compton, and Moran, the Termination Payment represents two times the sum of (a) his annual base salary and (b) an amount equal to 125% of his base salary, unless the termination occurs within two years following a change in control (in which case the Termination Payment equals three times that sum). In addition, we would provide each executive (other than Mr. Misner) with outplacement services for

12 months (valued at $20,000). As set forth in the Summary Compensation Table, the Grants of Plan-Based Awards table, the Outstanding Equity Awards at Fiscal Year End table and the narrative disclosures thereto, each of the named executive officers hold outstanding Profit Based RSUs and LTIP awards, in each case under our LTIP/RSU Program. Each executive’s outstanding Profit Based RSUs and LTIP awards would be treated in the same manner as if his employment terminated due to his death or disability, as described below.

Death or Disability.  If any of the named executive officer’s employment had terminated due to his death or disability on December 31, 2007, we would provide him (or his estate) with flight benefits, continuation coverage in health and welfare benefit programs (in the case of disability only) and, with respect to Messrs. Compton and Moran, their company automobile. The employment agreements for Messrs. Kellner and Smisek provide an additional disability benefit equal to and in lieu of the Termination Payment if the executive qualifies for disability under a long-term disability plan maintained by the company and those benefits cease before he reaches age 65. This additional disability benefit (plus interest from the date such disability benefits cease under such long-term disability plan) is payable at age 65. With respect to flight benefits, the spouse and children of Messrs. Kellner and Smisek can use his then total outstanding travel and tax gross-up limit upon his death. With respect to Messrs. Misner, Compton and Moran, the spouse and children can use only a portion of his then outstanding travel limit up to $100,000 upon his death and receive a limited annual travel benefit of $15,000 (each subject to certain adjustments) for a period of ten years.

Upon a termination for disability, the executive would receive the SERP benefit (including service credit for the maximum severance period of three years, subject to the overall limit on years of service credit), described and quantified above. If the executive’s employment had terminated due to his death on December 31, 2007, the lump sum SERP benefit payable on January 1, 2008 to the named executive officer’s surviving spouse would have been $2,641,559 for Mr. Kellner, $1,146,222 for Mr. Misner, $2,879,530 for Mr. Smisek, $1,100,839 for Mr. Compton, and $520,617 for Mr. Moran. The lump sum SERP benefit payable to the surviving spouse upon the death of the named executive officer is the present value of the hypothetical benefit that would be payable if the named executive officer had terminated employment on the date of death and was credited with an additional three years of SERP service, survived until age 60, been entitled to and elected a contingent annuitant option with 50% of the benefit continuing to his surviving spouse at his death, and died the day after benefits commenced. In addition, the surviving spouse of each named executive officer would be entitled to a future annuity benefit from CARP. Upon the named executive officer’s death, we also would provide the executive’s beneficiary with the proceeds of a life insurance policy maintained by the company in an amount equal to, in the case of Messrs. Kellner and Smisek, the Termination Payment described above, and in the case of Messrs. Misner, Compton and Moran, three times the sum of (a) his annual base salary and (b) an amount equal to 125% of his base salary.

Under the terms of the employment agreements, if any of the named executive officers had died or become disabled on December 31, 2007, we would be required to pay him (or his estate) with respect to the Profit Based RSUs when other participants receive payments as if he had remained employed through the applicable payment dates. However, if a change in control occurs after the executive’s death or disability and prior to any such payment date, then the payment would be made on the date of the change in control. The first payment date for the 2006 Profit Based RSUs was March 1, 2008 and the next two-thirds are payable March 1, 2009 and 2010. The payment amount will be calculated based on the average closing price per share of our common stock for the 20 trading days preceding the payment date. Absent a change in control, the earliest potential payment date for the 2007 Profit Based RSUs is March 1, 2009 because no profit sharing pool target had been achieved as of December 31, 2007. If the performance targets are subsequently achieved, the payment amount will be calculated based on the average closing price per share of our common stock for the 20 trading days preceding each payment date. See the Outstanding Equity Awards at Fiscal Year-End table, including the footnotes thereto, for the December 31, 2007 values of the Profit Based RSUs.

Under the terms of the employment agreements, upon death or disability, each named executive officer (or his estate) is entitled to receive payment with respect to his LTIP awards based on actual, final performance when and if other participants receive their payments as if he had remained employed through the end of the performance period. However, if a change in control occurs after the the executive’s death or disability and prior to the end of a performance period, then the payment would be made on the date of the change in control. At December 31, 2007, each of the named executive officers held outstanding LTIP awards with performance periods ending December 31,

2008 and December 31, 2009. See the Grants of Plan-Based Awards table for the threshold, target and maximum values of each named executive officer’s LTIP award for the performance period ending December 31, 2009. As of December 31, 2007, the potential payout amounts with respect to the LTIP award for the performance period ending December 31, 2008 are the same as the potential payout amounts with respect to the LTIP award for the performance period ending December 31, 2009 set forth in the Grants of Plan-Based Awards table.

Retirement.  At December 31, 2007, none of the named executive officers was eligible to retire under CARP, which is the retirement standard incorporated into the company’s executive benefit plans and programs, other than the SERP benefits which have separate retirement service requirements. At December 31, 2007, Messrs. Kellner and Smisek had sufficient years of actual SERP credited years of service to receive SERP early retirement benefits, which are equal to the amounts set forth above under “— Termination by the Company for ‘Cause’,” and the remaining named executive officers become eligible for SERP early retirement as of August 13, 2008 for Mr. Misner, November 6, 2010 for Mr. Compton and January 18, 2011 for Mr. Moran.

Non-Compete.  Upon Mr. Kellner’s termination of employment by the company for Cause or by Mr. Kellner other than for Good Reason, or the non-renewal of his employment agreement, Mr. Kellner is prohibited for a period of 24 months from providing executive, advisory or consulting services to any passenger air carrier in the U.S. or any location in which the company is qualified to do business or maintains an office as of the termination date.

Change in Control

The information below describes the compensation implications to each named executive officer assuming a change in control of Continental had occurred on December 31, 2007 and his employment was terminated on that date. Upon a change in control, payments to each of the named executive officers remain conditioned on continued employment through the end of the applicable performance period, with limited exceptions in the case of death, disability, retirement eligibility or actual retirement, or if the named executive officer suffers a “Qualifying Event.” This requirement is commonly referred to as a “double trigger.” Under the terms of the company’s compensation programs, a “Qualifying Event” includes events that are similar to termination by the company without Cause, those which would permit the named executive officer to terminate his employment for Good Reason, and the company’s non-renewal of the named executive officer’s employment agreement.

Upon a termination in connection with a change in control, each named executive officer would be entitled to the same benefits that would have been provided to him on a termination of employment for similar reasons in the absence of a change in control, with the following modifications.

Compensation Programs.  Under the ROBIC annual incentive program, the maximum stretch performance level is deemed achieved for the fiscal year in which the change in control occurs. In addition to the amounts included in the Summary Compensation Table, the named executive officers would have received the following additional amounts under the 2007 ROBIC annual incentive awards: $48,094 for Mr. Kellner, $24,786 for Mr. Misner, $38,880 for Mr. Smisek, $24,786 for Mr. Compton, and $24,786 for Mr. Moran. Under our LTIP/RSU Program, LTIP awards are deemed satisfied at the maximum stretch performance level on the date of the change in control. In addition to the amounts included in the Summary Compensation Table, the named executive officers would have received the following additional amounts under the LTIP awards for the performance period ending December 31, 2007: $136,266 for Mr. Kellner, $35,113 for Mr. Misner, $99,144 for Mr. Smisek, $35,113 for Mr. Compton, and $35,113 for Mr. Moran. The maximum payout amounts for the LTIP performance periods ending December 31, 2008 and December 31, 2009 are the same, and such payout amount is disclosed in the Grants of Plan-Based Awards table above. With respect to the Profit Based RSUs, the Human Resources Committee establishes a performance target at the time the award is granted that is deemed satisfied upon a change in control (unless a higher level has already been achieved in a prior year). In the case of the 2006 Profit Based RSUs, the maximum payment percentage was achieved in 2007. For the 2007 Profit Based RSUs, the payment percentage was specified at the target performance level. In addition, the Profit Based RSUs minimum cash balance requirement is deemed satisfied. Following a change in control, payments under all outstanding RSUs would be based on the average closing price per share of our common stock for the 20 trading days prior to the date of the change in control. In addition to the amounts included in the Outstanding Equity Awards at Fiscal Year-End table, the named executive officers would have received the following additional amounts with respect to the 2007 Profit Based

RSUs: $377,100 for Mr. Kellner, $251,400 for Mr. Misner, $565,650 for Mr. Smisek, $251,400 for Mr. Compton, and $251,400 for Mr. Moran. If the named executive died, became disabled, retired, or suffered a Qualifying Event on December 31, 2007 coincident with a change in control on such date, then the full amount of payments with respect to outstanding LTIP and Profit Based RSU awards would be accelerated to such date (except that upon a retirement, only a prorated payment would be made with respect to outstanding LTIP awards). None of the named executive officers was eligible to retire on December 31, 2007.

Termination Payment.  If any of Messrs. Misner, Compton or Moran had terminated his employment on December 31, 2007 for Good Reason or had his employment been terminated by the company without Cause in connection with a change in control, he would have received a Termination Payment equal to $2,478,600, which represents a $826,200 increase from the Termination Payment otherwise payable to him upon such a termination event in the absence of a change in control.

Reimbursement for Excise Taxes.  If benefits to be provided to a named executive officer in connection with a change in control would subject him to the excise tax under Section 4999 of the Code, we have agreed to reimburse or “gross-up” each named executive officer for the incremental tax cost of the benefits. This gross-up obligation applies regardless of whether the named executive officer’s employment with us terminates or continues in connection with the change in control. If the named executive officers suffered a Qualifying Event in connection with a change in control on December 31, 2007, we estimate the amount of the reimbursement for taxes payable to be $6,414,466 for Mr. Kellner, $3,935,123 for Mr. Misner, $5,646,220 for Mr. Smisek, $3,947,023 for Mr. Compton, and $3,994,486 for Mr. Moran. However, certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control. Accordingly, the values shown above may be larger than amounts that would actually be paid.

Section 409A of the Code changed the tax rules for most forms of nonqualified deferred compensation that were not earned and vested prior to 2005. Payment of non-grandfathered amounts in connection with a termination of employment can be delayed for six months in order to comply with Section 409A and avoid the taxes and interest under such section. If a named executive officer’s employment were terminated on December 31, 2007, the employment agreements permit the company to postpone all or any portion of any such payment that was not “grandfathered” or otherwise was not exempt from the provisions of Section 409A. Messrs. Kellner and Smisek were the only named executive officers eligible for SERP payment within six months of termination if they had terminated employment at December 31, 2007. At such date, the grandfathered amount of the SERP payment was $4,314,969 for Mr. Smisek. Under his amended and restated employment agreement, Mr. Kellner does not have a grandfathered amount and therefore all of his SERP benefit is subject to a six month payment delay. Although Termination Payments are intended to be exempt from the application of Section 409A, certain other payments and benefits under the employment agreements are subject to Section 409A. See the Summary Compensation Table above for a reference to certain legal fees paid on behalf of Messrs. Kellner and Smisek relating to a review of their employment agreement provisions to make amendments to comply with Section 409A.

Equity Compensation Plan Information

The table below provides information relating to our equity compensation plans as of December 31, 2007.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise	Exercise Price	Under Compensation Plans
	of Outstanding Options,	of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	1,949,256	$28.80	2,886,115	(1)
Equity compensation plans not approved by security holders(2)	5,867,646	13.56	1,197,199

Total	7,816,902	$17.36	4,083,314	(1)

(1)	The number of securities remaining available for future issuance under our equity compensation plans includes 30,537 shares under restricted stock provisions and 1,236,294 shares under our employee stock purchase plan.

(2)	During the first quarter of 2005, we adopted the 2005 Broad Based Employee Stock Option Plan and the 2005 Pilot Supplemental Option Plan, as a commitment to our employees that their wage and benefits cost reduction contributions represent an investment in their future. We did not seek stockholder approval to adopt these plans because the Audit Committee of our board determined that the delay necessary in obtaining such approval would seriously jeopardize our financial viability. On March 4, 2005, the NYSE accepted our reliance on this exception to its shareholder approval policy. A total of 10 million shares of common stock may be issued under these plans; however, no further shares may be granted without stockholder approval. As of December 31, 2007, approximately 8.8 million options with a weighted average exercise price of $13.34 per share had been issued to eligible employees under these plans in connection with pay and benefit reductions and work rule changes with respect to those employees. The options are exercisable in three equal installments and have terms ranging from six to eight years.

PROPOSAL 1:

ELECTION OF DIRECTORS

Introduction

It is the intention of Larry Kellner, Jennifer Vogel and Lori Gobillot, the persons named as proxies in the form of proxy card, unless otherwise instructed, to vote duly executed proxies for the election of each nominee for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the meeting. If any of our director nominees receives more “withhold” votes than votes “for” his or her re-election, our board (or a committee designated by our board) will be required, in accordance with our director resignation policy, to consider whether to accept the director’s previously tendered conditional resignation. For further discussion of this policy, please see “Corporate Governance — Corporate Governance Guidelines — Director Resignation Policy” above.

If elected, each nominee will hold office until the next annual meeting of stockholders and until his or her respective successor has been duly elected and has qualified, or until earlier resignation, removal or death. We do not expect any of the nominees to be unavailable to serve for any reason, but if that should occur before the meeting, we anticipate that proxies will be voted for another nominee or nominees to be selected by the board.

Our board currently consists of ten persons. The Corporate Governance Committee of the board has recommended to our board, and our board has unanimously nominated, ten individuals for election as directors at our annual meeting. Each of the director nominees is currently one of our directors. Stockholder nominations will not be accepted for filling board seats at the meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Your proxy cannot be voted for a greater number of persons than the number of nominees named herein. There is no family relationship between any of the nominees for director or between any nominee and any executive officer.

Director Biographical Summaries

The following table shows, with respect to each nominee, (i) the nominee’s name and age, (ii) the period for which the nominee has served as a director, (iii) all positions and offices with the company currently held by the nominee and his or her principal occupation and business experience during the last five years, (iv) certain other directorships held by the nominee and (v) the standing committees of the board of which he or she is a member.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

KIRBYJON H. CALDWELL, age 54 (Corporate Governance Committee, Human Resources Committee)	Director since May 1999. Senior Pastor of The Windsor Village-United Methodist Church, Houston, Texas for more than twenty years. Director of Baylor College of Medicine, Bridgeway Mutual Funds and Reliant Energy Inc., and advisory director of Amegy Bank National Association.
LAWRENCE W. KELLNER, age 49 Chairman of the Board and Chief Executive Officer (Executive Committee, Finance Committee)	Director since May 2001. Chairman of the Board and Chief Executive Officer since December 2004. President and Chief Operating Officer (March 2003-December 2004); President (May 2001-March 2003). Mr. Kellner joined the company in 1995. Director of Marriott International, Inc.
DOUGLAS H. McCORKINDALE, age 68 (Audit Committee, Executive Committee)	Director since May 1993. Retired as Chairman of Gannett Co., Inc. (“Gannett”) (an international news and information company) in June 2006; Chairman of Gannett (February 2001-June 2006); President and CEO of Gannett (June 2000-July 2005). Director of the Prudential Mutual Funds Group and Lockheed Martin Corporation.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

HENRY L. MEYER III, age 58 (Corporate Governance Committee, Executive Committee, Human Resources Committee)	Director since September 2003. Chairman of the Board, President and Chief Executive Officer of KeyCorp (banking) since May 2001. President and Chief Executive Officer of KeyCorp (January 2001-May 2001). Director of KeyCorp.
OSCAR MUNOZ, age 49 (Audit Committee)	Director since March 2004. Executive Vice President and CFO of CSX Corporation (freight transportation) since May 2003. Vice President — Consumer Services and CFO of AT&T Consumer Services, a division of AT&T Corporation (January 2001-March 2003).
GEORGE G. C. PARKER, age 69 (Audit Committee, Finance Committee)	Director since June 1996. Dean Witter Distinguished Professor of Finance (Emeritus) and previously Senior Associate Dean for Academic Affairs and Director of the MBA Program, Graduate School of Business, Stanford University. Dr. Parker joined the faculty at Stanford University in 1973. Director of Netgear, Inc., Tejon Ranch Company, Threshold Pharmaceuticals, Inc. and Barclays Global Investors iShares Mutual Funds.
JEFFERY A. SMISEK, age 53 President (Finance Committee)	Director since December 2004. President since December 2004. Executive Vice President (March 2003-December 2004); Executive Vice President — Corporate and Secretary (May 2001-March 2003). Mr. Smisek joined the company in 1995. Director of National Oilwell Varco, Inc.
KAREN HASTIE WILLIAMS, age 63 (Audit Committee, Finance Committee)	Director since May 1993. Senior Counsel of Crowell & Moring LLP (law firm) since retirement as partner in January 2005. Partner Crowell & Moring for more than five years prior to retirement. Director of Gannett, SunTrust Bank, Inc., The Chubb Corporation and Washington Gas Light Company.
RONALD B. WOODARD, age 65 (Finance Committee, Human Resources Committee)	Director since May 2003. Chairman of the Board of MagnaDrive Corporation (“MagnaDrive”) (a supplier of new engine power transfer technology applications for industrial equipment) since 2002; President and Chief Executive Officer of MagnaDrive (1999-2002). Various positions with The Boeing Company for more than 32 years, including President of Boeing Commercial Airplane Group, Senior Vice President of Boeing, Executive Vice President of Boeing Commercial Airplane Group, and Vice President and General Manager of the Renton Division, Boeing Commercial Airplane Group. Director of AAR Corp., Coinstar, Inc. and MagnaDrive Corporation.
CHARLES A. YAMARONE, age 49 (Corporate Governance Committee, Human Resources Committee)	Director since January 1995. Executive Vice President of Libra Securities, LLC (institutional broker-dealer) since January 2002. Director of El Paso Electric Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP has been our independent registered public accounting firm since 1993, and the board desires to continue to engage the services of this firm for the fiscal year ending December 31, 2008. Accordingly, the board, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to audit the financial statements of Continental and its subsidiaries for fiscal year 2008 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment.

The following table shows the fees paid for audit services and fees paid for audit related, tax and all other services rendered by Ernst & Young LLP for each of the last three fiscal years (in millions):

	2007	2006	2005

Audit Fees(1)	$2.2	$2.3	$2.3
Audit Related Fees(2)	$0.1	$0.1	$0.1
Tax Fees(3)	$0.3	$0.4	$0.7
All Other Fees	$—	$—	$—

Total Fees	$2.6	$2.8	$3.1

(1)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Audit-related fees consist primarily of the audits of subsidiaries that are not required to be audited by governmental or regulatory bodies.

(3)	Tax fees include professional services provided for preparation of tax returns of certain expatriate employees, preparation of federal, foreign and state tax returns, review of tax returns prepared by the company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.

The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the company by the independent registered public accounting firm, subject to the requirements of applicable law. In accordance with such law, the committee has delegated the authority to grant such pre-approvals to the committee chair, which approvals are then reviewed by the full committee at its next regular meeting. Typically, however, the committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of non-audit services or to engage the independent registered public accounting firm for any services not included in the budget. The committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the committee.

Representatives of Ernst & Young LLP will be present at the stockholders meeting and will be available to respond to appropriate questions and make a statement should they so desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH IS DESIGNATED AS PROPOSAL NO. 2.

PROPOSAL 3:

STOCKHOLDER PROPOSAL RELATED TO POLITICAL ACTIVITIES

We have been advised that Mrs. Evelyn Y. Davis, located at Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, is the beneficial owner of 500 shares of the company’s common stock and intends to submit the following proposal at the meeting:

RESOLVED:  “That the stockholders of Continental Airlines assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

‘‘(a) The handing of contribution cards of a single political party to an employee by a supervisor.

‘‘(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

‘‘(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

‘‘(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

‘‘(e) Placing a preponderance of contribution cards of one party at mail station locations.”

REASONS:  “The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not Continental Airlines).” “And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.” “Last year the owners of 3,785,266 shares, representing approximately 7% of shares voting, voted FOR this resolution.”

“If you AGREE, please mark your proxy FOR this resolution.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

The board of directors recommends a vote against this proposal. At the two most recent annual meetings of stockholders, this proposal was defeated by 91.7% and 93.4%, respectively, of the votes cast by our stockholders, excluding abstentions, which are not treated as votes cast. The board of directors strongly believes that federal and state regulations, along with the company’s own policies and procedures, adequately address the issues raised by the proposal. Adoption of the proposal is unnecessary and administratively burdensome and not in the best interests of the company or its stockholders.

The company, like all U.S. corporations, is subject to federal and state laws and regulations that govern corporate participation in partisan political activity. These laws and regulations prohibit most of the practices identified in the stockholder proposal, and the company does not engage in or endorse any such prohibited practices.

As permitted by federal law, the company sponsors a political action committee, or PAC, which is supported solely by voluntary contributions from employees and which is not affiliated with any party or candidate. In addition, the company’s employees periodically assist federal candidates or political committees by raising voluntary personal contributions from among their fellow employees. These activities provide our employees with an opportunity to support candidates for public office whose views are consistent with the company’s long- term legislative and regulatory goals, which we believe is in the best interests of the company’s stockholders. To the extent the stockholder proposal would (i) restrict the company’s ability to sponsor and administer its PAC or (ii) prohibit employees from acting collectively to support a particular candidate or political committee, the proposal would be contrary to the best interests of the company and its stockholders.

Finally, the proposal’s requirement that the company state on a quarterly basis that it doesn’t engage in the listed practices would be administratively burdensome and unnecessary, and would also impose additional expense at a time when the company is striving to reduce its costs.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 3.

PROPOSAL 4:

STOCKHOLDER PROPOSAL RELATED TO ALLOWING HOLDERS OF 10%
OF THE COMMON STOCK TO CALL SPECIAL MEETINGS

We have been advised that Mr. John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, intends to submit the following proposal at the meeting:

4 - Special Shareholder Meetings

RESOLVED, Shareholders ask our board to amend our bylaws and any other appropriate governing documents to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareholder meeting, in compliance with applicable law.

Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important regarding a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Eighteen (18) proposals on this topic also averaged 56%-support in 2007 — including 74%-support at Honeywell (HON) according to RiskMetrics (formerly Institutional Shareholder Services).

The merits of this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were identified:

•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in executive pay.

•	Mr. Kellner’s $10 million ranks him as the 2nd best-paid airline CEO. This raises high concerns over the alignment of executive pay with shareholder interest according to The Corporate Library.

•	We did not have an independent board chairman or even a lead director — Independence concerns.

•	Our board included 2 insiders — Independence concern.

•	Our management was still protected from the personal consequences of poor performance by a poison pill with a 15% trigger.

•	Ms. Williams received our most withheld votes in 2007 — at least 4-times more than any other director.

•	Plus Ms. Williams was potentially over-committed with 5 directorships and was negatively cited as an “Accelerated Vesting” director by The Corporate Library.

Additionally:

•	We had no shareholder right to:

1)  Cumulative voting.

2)  A majority vote standard in electing our directors.

•	Our directors also served on boards rated “D” or lower by The Corporate Library:

1) Mr. McCorkindale	Lockheed (LMT)
2) Mr. Parker	Threshold Pharmaceuticals (THLD)
3) Mr. Woodard	AAR Corp. (AIR)

•	Three directors owned zero stock:

Mr. Yamarone

Mr. Woodward

Mr. Munoz

•	Plus three other directors owned only 288 to 1,400 shares.

The above concerns shows there is need for improvement and reinforces the reason to encourage our board to respond positively to this proposal:

Special Shareholder Meetings -
Yes on 4

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Our board of directors has considered this proposal and believes that our commitment to high standards of corporate governance, together with the stockholders’ existing rights to call a special meeting, act by written consent, elect directors on an annual basis, submit proposals for consideration at our annual meetings and communicate directly to our board, adequately address the concerns expressed in this proposal. Moreover, our board does not consider this proposal to be in the best interests of the company or its stockholders in light of the significant distraction from the important affairs of the company and substantial cost to us that would result from permitting holders of a relatively small percentage of our stock to call any number of special meetings to consider matters that may not be of importance to our other stockholders. For these reasons, as discussed in greater detail below, our board recommends that you vote against this proposal.

We are committed to high standards of corporate governance.  As discussed above under “Corporate Governance,” we are committed to high standards of corporate governance and to conducting our business ethically and with integrity and professionalism. Our record of excellence in corporate governance has earned us exemplary ratings from RiskMetrics; as of March 1, 2008, our Corporate Governance Quotient as determined by the RiskMetrics Group (formerly Institutional Shareholder Services) was better than 90.7% of the companies in the Russell 3000 Index and better than 84.9% of companies in the Transportation Group.

Our stockholders currently have the right to call special meetings.  Under our bylaws, stockholders representing more than 50% of the voting power of our outstanding common stock have the right to call a special meeting of the stockholders. The board believes that this threshold is reasonable, appropriate and necessary, given that lowering the threshold to grant a small minority of stockholders the right to call any number of special meetings could divert the attention of our board and management from operating the important business of the company, to focus on preparing for and conducting each meeting, and cause us to incur significant legal, printing and postage costs associated with the preparation and distribution of proxy materials for each meeting. By maintaining the current majority requirement, our stockholders are assured that the holders of a significant number of shares consider a particular matter to be important enough to merit calling a special meeting.

Our stockholders already have ways to take action and express their concerns.  As indicated above under “Corporate Governance — Bylaws, Committee Charters and Other Policies,” our stockholders have the right to act by written consent without a meeting. Under our bylaws, a stockholder is not required to own a minimum number of shares to solicit consents from other stockholders.

The accountability of our board is enhanced by the annual election of directors. As each of our directors is elected annually, stockholders have an opportunity to express dissatisfaction with the board’s performance by withholding their votes for one or more director nominees. Pursuant to our director resignation policy, which is discussed above under “Corporate Governance — Corporate Governance Guidelines,” if an incumbent director receives more “withhold” votes than votes for his or her election, the board is required to determine whether to accept the director’s previously tendered conditional resignation.

Additionally, a stockholder that complies with the procedures in our bylaws and Rule 14a-8 of the Exchange Act is entitled to submit a proposal to us for our annual meeting of stockholders. If the stockholder’s proposal satisfies certain substantive requirements of Rule 14a-8, we would be required to include the proposal in the proxy statement that we distribute to all of our stockholders for the annual meeting and, if properly presented by the stockholder, the proposal would be considered by stockholders at the annual meeting. Please refer to “Other Matters — 2009 Annual Meeting” below for a discussion of the procedures for submitting a stockholder proposal.

Stockholders attending the annual meeting are also given opportunities to make comments or raise questions, providing another means for stockholders to express their concerns to our board and management, as well as their fellow stockholders.

Outside of the context of an annual meeting, our board has established procedures for stockholders to communicate their concerns directly to individual directors. Please refer to “Corporate Governance — Communications with the Board of Directors” above for instructions on communicating with our board.

The independence of our board protects stockholder interests.  The 80% super-majority of independent directors on our board helps to ensure that our board as a whole acts in the best interests of the company and its stockholders and maintains our high standards of corporate governance. Our board believes that these corporate governance practices, including our board structure, adequately address the governance concerns expressed in this proposal. For example, the proposal includes references to certain opinions presented in The Corporate Library’s report concerning our governance and compensation practices. Although we do not have access to the criteria used by The Corporate Library in its analysis, our board does not agree for the following reasons that we lack a lead director, that there is an “independence concern” with respect to our board or that Ms. Williams is potentially over-committed with 5 directorships:

•	The chair of our Executive Committee, who is himself an independent director, serves as the presiding director for executive sessions of our non-management directors, thereby fulfilling the role of a “lead director;”

•	All of our non-management directors (or eight of our 10 directors) are independent with no or only insignificant relationships with the company, and these independent directors meet regularly in executive sessions without any members of management present; and

•	The service by Ms. Williams, who is not currently employed on a full time basis, on the boards of directors of four public companies (in addition to our board) is in compliance with the limitations on board service approved by our board and set forth in our Corporate Governance Guidelines as described above under “Corporate Governance.” Our board firmly believes that an experienced board member who is not employed on a full time basis has sufficient capacity to serve on multiple boards without being over-committed.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 4.

PROPOSAL 5:

STOCKHOLDER PROPOSAL RELATED TO STOCKHOLDER APPROVAL
OF CERTAIN SEVERANCE AGREEMENTS

We have been advised that the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, located at 900 Seventh Street, NW, Washington, DC 20001, intends to submit the following proposal at the meeting:

RESOLVED, that the shareholders of Continental Airlines, Inc. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus.

“Severance agreements” include any agreements, or arrangements that provide for payments or awards in connection with a senior executive’s severance from the Company, including employment agreements; retirement agreements; settlement agreements; change in control agreements; and agreements renewing, modifying or extending such agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of periodic retirement payments; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at our Company and at U.S. corporations in general. A 2007 Institutional Shareholder Services (ISS) survey of 17 shareholder proposals to restrict golden parachutes filed in the 2007 proxy season showed this type of proposal received average support of 52.5% of the vote.

At our Company, according to the 2007 proxy statement, if Chairman and CEO Lawrence W. Kellner were to be terminated because of a change-in-control, he would receive at least $17 million in severance, including a tax gross-up of $7,670,531. This amount is already more than three times Mr. Kellner’s base salary plus bonus. Further, this calculation of Mr. Kellner’s severance total excludes his equity award entitlements, which would be accelerated upon a change-in-control.

We are concerned that these types of excessive golden parachutes can encourage senior executives, in return for a generous award, to support a takeover that may not be in the best interest of long-term shareholders. Moreover, we believe that golden parachute payments may reward underperformance leading up to a change-in-control and their cost may be detrimental to the value ultimately received by shareholders.

Further, we believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For these reasons, we urge shareholders to vote FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

The board of directors has carefully considered this proposal and believes that its adoption is unnecessary and not in the best interests of the company or its stockholders for the reasons described below.

The proposal would restrict our ability to attract and retain talented executives.  We operate in a highly competitive recruiting environment with numerous companies across industries seeking to hire talented senior executives from a limited pool of qualified individuals. The wide scope of the proposal’s definition of “benefits,” together with the inherent difficulty in estimating the future values of certain variable components of severance benefits, would likely necessitate that we submit all of our future severance arrangements with senior executives to the stockholders for approval. This requirement to seek stockholder approval of future severance arrangements would impair our flexibility to act promptly and decisively in attracting and retaining senior executives, would put us at a disadvantage to other companies with which we compete for executive talent, and would create delay and uncertainty in the recruitment process. We would be unable to guarantee a prospective senior executive that his or her employment offer would ultimately be approved or ratified by our stockholders. This uncertainty would make our offer less valuable than those provided by other companies whose arrangements were not contingent on stockholder approval.

In our industry, severance benefits in particular are critical in order to attract, retain and motivate the most highly talented executives with a demonstrated history of leadership and performance. In many cases, candidates must relocate and forfeit accumulated equity compensation, retirement and pension benefits with their current employer in order to accept a new position. Consequently, many executives would be unwilling to accept the risks inherent in a new position and the loss of accumulated benefits absent the protection of competitive severance arrangements.

The Human Resources Committee is best suited to determine senior executive compensation.  Our board believes that the Human Resources Committee of the board, which is responsible for determining the compensation of our CEO and other Section 16 Officers (as defined above), is the appropriate body to address executive compensation matters, including severance arrangements and other benefits. The Human Resources Committee is comprised solely of independent, non-management directors who are well versed in, and devote considerable time and attention to, the executive compensation issues faced by the company. The Human Resources Committee employs its own independent compensation consultant and independent legal counsel to assist it in performing its duties. The committee has worked closely with both its independent compensation consultant and its independent legal counsel to develop our current executive compensation program, which is substantially performance-based as discussed above under “Executive Compensation — Compensation Discussion and Analysis.” Our board believes that it is ultimately in the stockholders’ best interests that the responsibility for our executive compensation program, including severance benefits, remain vested in the Human Resources Committee, rather than having the committee’s independent judgment undermined by a rigid arithmetic limitation, such as the one reflected in the proposal, and the uncertainty of a stockholder vote.

Severance agreements ensure senior executive focus on stockholder value in strategic transactions.  Contrary to the proposal’s assertion, our board believes that severance arrangements contingent on a change-in-control ensure our senior executives remain focused on the success of a transaction that is found by the board to be in the best interest of the company’s stockholders and that will enhance shareholder value. These arrangements mitigate the personal financial concerns of our senior officers in connection with a strategic transaction and promote the continuity of executive management under such circumstances. The Human Resources Committee reviews the financial cost to the company of current severance arrangements annually, and has determined that an executive may receive less upon termination following a change-in-control than if such executive had remained employed and all outstanding incentive awards had ultimately achieved their highest potential for the applicable performance periods. Our severance arrangements contain a “double trigger” so that no payments are made unless and until an executive is terminated following a change-in-control, although certain elements of compensation vest at predetermined levels upon a change-in-control. Thus, our severance arrangements related to a strategic transaction are structured to align the interests of the executive with the interests of our stockholders.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 5.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, we expect that the only matters to be acted on at the meeting are those described in this proxy statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that are determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named as proxies in the form of proxy card and identified in “Proposal 1 — Election of Directors” above, unless otherwise directed, to vote on those matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 Officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all of our directors, Section 16 Officers and greater than ten percent beneficial stockholders were in compliance with applicable Section 16(a) filing requirements.

2009 Annual Meeting

Any stockholder who wants to present a proposal at the 2009 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the company no later than December 31, 2008. Our bylaws require that nominations of persons for election to the board or the proposal of business to be considered by the stockholders at an annual meeting of stockholders must be included in the company’s notice of the meeting, proposed by or at the direction of our board or proposed by a stockholder in a timely written notice. To be timely for the 2009 annual meeting of stockholders, such stockholder notice must be delivered to the Secretary of the company at our principal executive offices not less than 70 days and not more than 90 days prior to June 11, 2009. However, if the 2009 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from June 11, 2009, then the notice must be delivered not earlier than the ninetieth day prior to the 2009 annual meeting and not later than the close of business on the later of (a) the seventieth day prior to the 2009 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2009 annual meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in our bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration review a copy of our bylaws, which may be obtained in the “Investor Relations” section of our internet website under the “Corporate Governance” link at www.continental.com or without charge from the Secretary of the company upon written request addressed to the Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607.

Annual Report on Form 10-K

You can obtain electronic copies of Continental’s 2007 Form 10-K, which includes Continental’s financial statements and financial statement schedules, as well as any amendments and exhibits, and request a printed copy of the 2007 Form 10-K and any amendments in the “Investor Relations” section of our internet website under the “Annual and Periodic Reports” link at www.continental.com. Additionally, we will send you a printed copy of the 2007 Form 10-K and any amendments without charge, upon written request. We will also send you a hard copy of any exhibit to the 2007 Form 10-K if you submit your request in writing and include payment of reasonable fees relating to our furnishing the exhibit. Written requests for copies should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. The financial statements of the company filed with the 2007 Form 10-K, together with certain other financial data and analysis, are included in our 2007 annual report to stockholders that accompanies this proxy statement and is available on the internet as described above under “The Meeting — ‘Notice and Access’ — Internet Availability of Proxy Materials.”

Directions to our Meeting

Traveling South on I-45, from Bush Intercontinental Airport (IAH).  Take I-45 South. Take the Dallas/Pierce exit (Exit 47D) on to Heiner Street, and stay to the left. Exit Jefferson Street and proceed 1/10th of a mile to Brazos Street. The hotel will be on the left past Brazos Street.

Traveling South on Hwy 59, from Bush Intercontinental Airport (IAH).  Take Highway 59 Southbound. Take the George R. Brown Convention Center/Downtown Destinations/Jackson Street exit onto N. Jackson Street, proceed 3 blocks and turn right on Congress Street. Follow Congress Street 11 blocks and turn left on Smith Street. Follow Smith Street 12 blocks to Pease Street. The hotel will be on the right past Pease Street.

Traveling North on I-45, from South Houston.  Take I-45 North. Take the Scott Street/Downtown Destinations exit (Exit 45), proceed approximately two miles and take the Pease Street exit. Follow Pease Street 18 blocks to Smith Street. The hotel will be on the left past Smith Street.

CONTINENTAL AIRLINES’ COMMITMENT TO THE ENVIRONMENT

Continental Airlines is committed to promoting environmental responsibility within its culture.

Global climate change is an important issue, and Continental recognizes that greenhouse gas emissions are everyone’s concern. We recognize the importance of directly addressing this issue, even though we do not have all the answers.

The two primary means by which aviation contributes to global emissions are through aircraft operations and airport ground equipment, and Continental is committed to reducing emissions from these sources. In order to minimize the impact on the environment from our fleet and ground service equipment, Continental will continue to invest in the most effective technology and operating procedures feasible.

In addition, we will construct airport facilities in an environmentally responsible manner and will continue to monitor the environmental impact of our business.

Background Information on Continental and the Environment

Our Fleet

Today, Continental is 35 percent more fuel efficient for every mile a passenger flies than in 1997. In order to further reduce emissions and increase fuel efficiency, we will continue to invest in efficient and advanced aircraft technology. We will also continue to apply responsible operating procedures to further reduce the impact of our fleet on the environment. Furthermore, we will work with national and international governments to improve air traffic control systems so that aircraft routings will result in fewer emissions.

Our Ground Equipment

Continental is committed to using electric rather than fossil-fuel-powered ground equipment wherever feasible. At our Houston hub, we have been using electric ground equipment since 2002 and have reduced our emissions from ground equipment 75 percent. We are now integrating electric ground equipment into our New York/Newark hub operations. We are also testing the use of alternative fuel and fuel additives for ground service equipment as well as aircraft.

Our Facilities

Continental is committed to constructing our airport facilities according to the U.S. Green Building Council Leadership in Energy and Environmental Design (LEED) and Environmental Protection Agency Energy Star standards when feasible. As part of LEED, Continental will integrate high-efficiency components into facilities and implement programs to conserve energy, save natural resources, reduce emissions and minimize the impact on the environment.

Cultural Awareness

Continental recognizes that the preservation of the environment is an essential part of our business practices. We are committed to promoting a culture that is focused on being environmentally sensitive as we work with our employees, customers, suppliers, industry organizations and the communities we serve in safeguarding the environment for future generations.

In 2007, FORTUNE magazine named Continental one of the top ten global companies across all industries in the Community/Environment category on its list of World’s Most Admired Companies.

Appendix A

Mercer Large 150

The following companies comprise the Mercer Large 150, a group of large publicly traded companies(1) selected by revenue to provide an industry mix which approximates that of the Fortune 1000.

3M	Emerson Electric	Occidental Petroleum
Abbott Laboratories	Exelon	Office Depot
Aetna	Express Scripts	ONEOK
Air Products & Chemicals	FedEx	Oracle
Alcoa	Firstenergy	Owens-Illinois
Allied Waste Industries	Fluor	Paccar
Allstate*	FPL Group	Pepsico
American Electric Power	Gap	PG&E
American Express*	General Dynamics	Pitney Bowes
Amgen	General Mills	PPG Industries
AMR	Goodyear	Praxair
Anheuser-Busch	Google	Prudential Financial*
Apple	Halliburton	Public Service Entrp
Applied Materials	Harrahs Entertainment	Pulte Homes
Archer-Daniels-Midland	Hartford Financial Services*	Raytheon
Ashland	Health Net	Rite Aid
Automatic Data Processing	Hess	Rohm And Haas
AutoNation	Hilton Hotels	RR Donnelley & Sons
Avnet	Honeywell International	Safeco*
Bear Stearns*	Humana	Safeway
Best Buy	Huntsman	Sara Lee
Bristol-Myers Squibb	Illinois Tool Works	Sempra Energy
Burlington Northern	Ingram Micro	Smurfit-Stone Container
Caterpillar	Intel	Southern
CBS	Intl Paper	Sprint Nextel
Centex	JC Penney	Staples
Cigna	Johnson Controls	Starbucks
Cisco Systems	Kimberly-Clark	Sunoco
Coca-Cola	Kohl’s	SUPERVALU
Coca-Cola Enterprises	L-3 Communications	Sysco
Colgate-Palmolive	Lear	Tech Data
Comcast	Lennar	Tesoro
Commercial Metals	Limited Brands	Texas Instruments
Computer Sciences	Lockheed Martin	Textron
Conagra Foods	Loews*	Travelers*
Consolidated Edison	Lyondell Chemical	Tyson Foods
Constellation Energy	Macy’s	U S Bancorp*
Continental Airlines	Manpower/Wi	Union Pacific
Countrywide Financial*	Marriott	United States Steel
D R Horton	Masco	Viacom
Deere & Co	McDonald’s	Walt Disney
DirecTV Group	Medco Health Solutions	Washington Mutual*
Dominion Resources	Medtronic	Waste Management
Duke Energy	Merck	Weyerhaeuser
Eastman Chemical	Murphy Oil	Whirlpool
Eastman Kodak	Nationwide Finl Svcs*	Williams
Edison International	News	Wyeth
El Du Pont De Nemours	Nike	Xerox
Electronic Data Systems	Northrop Grumman	YRC Worldwide
Eli Lilly	Nucor	Yum Brands

(1)	Revenue of $4B to $45B; median of $15.9B (based on data as of 12/31/06)

*	Financial services company; excluded from Continental’s market comparison group

A-1

recycle graphic Printed on recycled paper.

CONTINENTAL AIRLINES, INC.
1600 SMITH ST.
15 FL HQSLG
HOUSTON, TX 77002
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the environmental impact of the annual meeting and the costs incurred by Continental Airlines, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Continental Airlines, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CONTI1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONTINENTAL AIRLINES, INC.	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED, “FOR” PROPOSAL 2, “AGAINST” PROPOSAL 3, “AGAINST” PROPOSAL 4 AND “AGAINST” PROPOSAL 5.				number(s) of the nominee(s) on the line below.

	☐	☐	☐

Vote on Directors
1.	Election of Directors
Nominees:
	01) Kirbyjon H. Caldwell	06) George G. C. Parker
	02) Lawrence W. Kellner	07) Jeffery A. Smisek
	03) Douglas H. McCorkindale	08) Karen Hastie Williams
	04) Henry L. Meyer III	09) Ronald B. Woodard
	05) Oscar Munoz	10) Charles A. Yamarone	For	Against	Abstain

Vote on Proposals

2.	Ratification of Appointment of Independent Registered Public Accounting Firm		☐	☐	☐

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 3, 4 AND 5.

3.	Stockholder Proposal Related to Political Activities		☐	☐	☐

4.	Stockholder Proposal Related to Allowing Holders of 10% of the Common Stock to Call Special Meetings		☐	☐	☐

5.	Stockholder Proposal Related to Stockholder Approval of Certain Severance Agreements		☐	☐	☐

		Yes	No

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
U.S. CITIZENSHIP
Please mark “YES” if the stock owned of record or beneficially by you is owned and controlled ONLY by U.S. citizens (as defined in the proxy statement), or mark “NO” if such stock is owned or controlled by any person who is NOT a U.S. citizen.
		☐	☐

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and 2007 Annual Report to Stockholders are available on the Internet at www.proxyvote.com.

CONTINENTAL AIRLINES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 11, 2008
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby authorizes Lawrence W. Kellner, Jennifer L. Vogel and Lori A. Gobillot, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on June 11, 2008, and at any postponement or adjournment thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of Continental Airlines, Inc. owned of record or beneficially by the undersigned are owned and controlled ONLY by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.
     Whether or not you expect to attend the annual meeting, please vote the shares. As explained on the other side of this proxy, you may vote by Internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.
     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1), “FOR” RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2), “AGAINST” STOCKHOLDER PROPOSAL RELATED TO POLITICAL ACTIVITIES (PROPOSAL 3), “AGAINST” STOCKHOLDER PROPOSAL RELATED TO ALLOWING HOLDERS OF 10% OF THE COMMON STOCK TO CALL SPECIAL MEETINGS (PROPOSAL 4), AND “AGAINST” STOCKHOLDER PROPOSAL RELATED TO STOCKHOLDER APPROVAL OF CERTAIN SEVERANCE AGREEMENTS (PROPOSAL 5).

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on other side)